UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DPL Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

April 23, 2008

AND

PROXY STATEMENT

DPL Inc.

Dayton, Ohio

March 12, 2008

DPL INC.

1065 WOODMAN DRIVE

DAYTON, OHIO 45432

MARCH 12, 2008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 23, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of DPL Inc. (“DPL,” “Company,” “our,” “us,” or “we”), which will be held on April 23, 2008, commencing at 10:00 a.m. (local time) at Sinclair Community College’s Ponitz Sinclair Center – Building 12, 444 West Third Street, Dayton, Ohio 45402.

At the Annual Meeting, you will be asked to consider and vote upon the election of three directors, the ratification of the appointment of KPMG LLP as our independent auditors and, if properly presented at the meeting, a shareholder proposal, and to consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.  Each of the proposals is more fully described in the Proxy Statement that follows.

Holders of common shares of record at the close of business on March 5, 2008, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and any adjournments or postponements thereof.

We hope that you will find it convenient to attend in person.  Whether or not you expect to attend, please promptly vote via the Internet, by phone or by dating, signing and mailing the enclosed proxy in the return envelope provided to ensure your representation at the Annual Meeting and the presence of a quorum.  Instructions for voting via the Internet and by telephone are detailed on the proxy card.  If you attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

A copy of our 2007 Annual Report to Shareholders, which includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, was mailed on or about March 12, 2008 with this Notice of Annual Meeting of Shareholders and the Proxy Statement.  Additional copies may be obtained by writing to DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432, Attention:  Corporate Secretary.

On behalf of the officers, directors and employees of DPL, I would like to express our appreciation for your continued support.

Sincerely,

DOUGLAS C. TAYLOR
Senior Vice President and
General Counsel

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY VOTE VIA THE INTERNET, BY PHONE OR BY DATING, SIGNING AND MAILING THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON.  YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

DPL Inc.

1065 Woodman Drive, Dayton, Ohio 45432

PROXY STATEMENT

General Information

This Proxy Statement is furnished to you and other shareholders of DPL Inc. (“DPL,” “Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be used at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Sinclair Community College’s Ponitz Sinclair Center – Building 12, 444 West Third Street, Dayton, Ohio 45402, on April 23, 2008 at 10:00 a.m. (local time), and any adjournments or postponements thereof.  This Proxy Statement, together with the accompanying proxy card, was first mailed to shareholders on or about March 12, 2008.  All shareholders are entitled and encouraged to attend and vote at the Annual Meeting in person.  In addition to voting in person at the Annual Meeting, voting may occur before the Annual Meeting by Internet, telephone or properly mailing the enclosed proxy card.  The enclosed proxy card describes how to vote in each of these ways.

If you vote properly by the Internet, telephone or proxy card, you are authorizing the persons named on the proxy card (the “Proxy Committee”) to vote your shares in the manner directed in the proxy.  If no directions have been specified by marking or indicating the appropriate squares on the proxy, the shares will be voted “FOR” the slate of three directors described herein, “FOR” the ratification of KPMG LLP as our independent auditors and “AGAINST” the shareholder proposal.  In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of the Proxy Committee named in the proxy.  A shareholder delivering a proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date or by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

All expenses in connection with this solicitation of proxies will be paid by us.  Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies.  In addition, we have retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies.  DPL will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners and will pay Georgeson Inc. a fee of approximately $12,000, plus out-of-pocket expenses.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 23, 2008:  The Notice of Annual Meeting of Shareholders, this Proxy Statement and our 2007 Annual Report, which incorporates our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (including audited financials set forth therein) are available at www.proxyvote.com.

Voting Securities

The Board has fixed the close of business on March 5, 2008 as the record date for determining the holders of common shares entitled to notice of and to vote at the Annual Meeting.  Each such shareholder is entitled to one vote per common share.  As of March 5, 2008, there were 113,609,122 shares of Company common stock outstanding and entitled to vote.  In addition, as of March 5, 2008, there were unvested restricted stock awards held by certain of our key employees representing 41,200 unvested restricted common shares that are entitled to one vote per unvested restricted common share.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee.  Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee.  The information set forth below regarding the nominees and other directors continuing in office is based on information furnished by them.  In voting by proxy with regard to the ratification of our independent auditors and the shareholder proposal, shareholders may vote in favor of or against the proposals or may abstain from voting.

A majority of the outstanding common shares, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.  The affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of DPL, represented in person or by proxy at the Annual Meeting, is necessary to ratify the selection of KPMG LLP as our independent auditor and to approve the shareholder proposal.  The three director candidates receiving the greatest number of votes will be elected as our directors.  However, at our 2007 Annual Meeting of Shareholders, our shareholders approved an amendment to our Regulations that requires a member of the Board who fails to receive a majority of the votes cast in an uncontested election of directors to tender his or her resignation to the Board’s Nominating and Corporate Governance Committee.  This Committee is required to promptly evaluate all relevant factors relating to the election results and, subject to legal and regulatory requirements, decide whether to accept the resignation, reject the resignation or conditionally reject the resignation and retain the director in office, if the underlying causes of the failed vote can be promptly and completely cured.  Any director who tenders any such resignation, and any non-independent director, will not participate in the deliberations and decisions regarding the resignation.  A full explanation of the Nominating and Corporate Governance Committee’s decision is required to be publicly disclosed in a periodic or current report filed with the Securities and Exchange Commission (“SEC”).  The complete terms of this resignation policy are contained in Article II, Section 9 of our Regulations and are also referenced in the Board’s Corporate Governance Guidelines.  Each of these documents is available on our website at www.dplinc.com and is available in print to any shareholder who requests a copy.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum.  Brokers and other nominees who do not receive shareholder instructions are entitled to vote on the election of directors and ratification of our independent auditors, but they may not vote on the shareholder proposal.  Broker non-votes and shareholder abstentions will have no effect on the shareholder proposal outcome.

Under Ohio law, if a shareholder gives written notice to our President, a Vice President or our Corporate Secretary, not less than 48 hours before the Annual Meeting, that such shareholder desires the voting at the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by or on behalf of the shareholder giving such notice, then shareholders will be entitled to give one candidate as many votes as the number of directors to be elected multiplied by the number of their shares, or to distribute their votes on the same principle among two or more candidates.  In the event that directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, the Proxy Committee will vote such proxies cumulatively for the election of as many such nominees as possible and in such order as the Proxy Committee may determine.

Householding Information

We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards.  Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report and/or Proxy Statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc., Householding Department, in writing at 51 Mercedes Way, Edgewood, New York 11717; or by telephone:  (800) 542-1061.

If you participate in householding and wish to receive a separate copy of this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of our Annual Report and/or Proxy Statement in the future, please contact Broadridge Financial Solutions, Inc., Householding Department as indicated above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common shares by each person or group known by us to own more than 5% of our common shares.  Ownership percentages are based on 113,609,122 of our common shares outstanding as of March 5, 2008.

	Common Shares Beneficially Owned
Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Lehman Brothers Inc. (1) 745 7th Avenue, 30th Floor New York, NY 10019	12,000,000	(1)(2)	10.56%
Seneca Capital Management (1) 909 Montgomery St., Suite 500 San Francisco, CA 94133	7,060,000	(1)(3)	6.21%
Goldman Sachs Asset Management, L.P. (4) 32 Old Slip New York, NY 10005	8,002,670	(4)	7.04%

(1)	This information is based on Company records as of March 5, 2008.

(2)	Represents 12,000,000 shares of Company common stock issuable upon the exercise of warrants.

(3)	Represents 7,060,000 shares of Company common stock issuable upon the exercise of warrants.

(4)

This information is based on a Schedule 13G/A filed with the SEC on February 1, 2008 that reported the sole power to vote or direct the vote of 7,925,959 shares and the sole power to dispose or direct the disposition of 8,002,670 shares. According to the filing, Goldman Sachs Asset Management, L.P. disclaims beneficial ownership of any securities managed on its behalf by third parties.

The determination that there were no other persons, entities or groups known to us to beneficially own more than 5% of our equity securities was based on a review of all statements filed with respect to us with the SEC, from the beginning of our last fiscal year to March 5, 2008, pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is information concerning the beneficial ownership of our common shares, as of March 5, 2008, by each of our current directors (which includes the three director nominees), each person named in the Summary Compensation Table under “Executive Compensation” below, and all our current directors and executive officers as a group.

Title of Class	Name of Beneficial Owner	Amount & Nature of Beneficial Ownership (1)		Percent of Class (2)
Common	Paul M. Barbas	19,140	(3)(4)	<1%
Common	John J. Gillen	45,763	(3)(4)(5)	<1%
Common	Daniel J. McCabe	2,071	(3)(4)	<1%
Common	Arthur G. Meyer	51,378	(3)(5)	<1%
Common	Gary G. Stephenson	9,942	(3)(4)	<1%
Common	Miggie E. Cramblit	1,592		<1%
Common	Robert D. Biggs	204,544	(5)(6)(7)	<1%
Common	Paul R. Bishop	35,460	(6)(7)	<1%
Common	Frank F. Gallaher	3,408	(6)	<1%
Common	Barbara S. Graham	5,650	(6)(7)	<1%
Common	Glenn E. Harder	8,421	(6)(7)	<1%
Common	W August Hillenbrand	185,500	(5)(6)(7)(8)	<1%
Common	Lester L. Lyles	8,683	(6)(7)	<1%
Common	Ned J. Sifferlen	24,344	(6)(7)(9)	<1%
Common	Directors and Executive Officers as a group	621,315	(3)(4)(5)(6)(7)(8)(9)(10)	<1%

(1)	Unless otherwise noted, we believe that each person has sole voting and investment power over the shares listed.

(2)	Ownership percentages are based on 113,609,122 common shares outstanding as of March 5, 2008.

(3)

Includes allocated common shares held under trust in connection with DPL’s Employee Stock Ownership Plan (“ESOP”): Mr. Barbas – 140 shares; Mr. Gillen – 189 shares; Mr. McCabe – 71 shares; Mr. Meyer – 105 shares; Mr. Stephenson – 233 shares; and directors and executive officers as a group – 12,904 shares. ESOP participants are entitled to direct the ESOP trustee as to how to vote shares allocated to their ESOP accounts. Allocated common shares for which participants do not provide timely voting instructions are voted by the trustee. ESOP participants have investment power only over their allocated shares that have vested.

(4)

Includes unvested restricted common stock with voting rights: Mr. Barbas – 19,000 shares; Mr. Gillen – 11,400 shares; Mr. McCabe – 2,000 shares; Mr. Stephenson – 7,000 shares; and directors and executive officers as a group – 39,400 shares. Individuals have no investment power over unvested restricted common stock. Upon vesting of an individual’s restricted common stock, shares of Company common stock are issued to the individual from the Company’s treasury.

(5)

Includes common shares subject to exercisable options: Mr. Gillen – 30,000 shares; Mr. Meyer - 50,000 shares; Mr. Biggs – 200,000 shares; Mr. Hillenbrand – 50,000 shares; directors and executive officers as a group – 340,000 shares.

(6)

Includes restricted stock units with no voting rights that are settled in common shares: Mr. Biggs – 1,759 units; Mr. Bishop – 1,759 units; Mr. Gallaher – 1,408 units; Ms. Graham – 1,759 units; Mr. Harder – 1,759 units; Mr. Hillenbrand – 1,759 units; Mr. Lyles – 1,759 units; Dr. Sifferlen – 1,759 units; and directors and executive officers as a group – 13,721 units. These individuals have no investment power over their restricted stock units.

(7)

Includes restricted stock units with no voting rights held under a master trust for non-employee directors under the 1991 Amended Directors’ Deferred Compensation Plan that are settled in common shares: Mr. Biggs – 2,785 units; Mr. Bishop – 33,701 units; Ms. Graham – 3,891 units; Mr. Harder – 6,662 units; Mr. Hillenbrand – 100,497 units; Mr. Lyles – 6,924 units; Dr. Sifferlen – 19,285 units; and directors and executive officers as a group – 173,745 units. These individuals have no investment power over their restricted stock units.

(8)

Includes 33,089 common shares held under a master trust for non-employee directors pursuant to the Directors’ Deferred Stock Compensation Plan. The trustee of the master trust has voting power over the shares under the trust. An individual has no investment power over these common shares until they are distributed to the individual.

(9)	Includes 3,300 shares jointly held by Dr. Sifferlen and his spouse.

(10)

This group of 17 persons includes all current directors and executive officers listed under “Information About the Nominees, the Continuing Directors and Executive Officers” below. Ms. Cramblit resigned from the Company in October 2007 and her common shares are not included in the number of shares owned by all current executive officers and directors as a group. Includes 2,715 shares allocated to the spouse of an executive officer under the Company’s ESOP.

CORPORATE GOVERNANCE

Board of Directors

While our Regulations provide that the authorized size of our Board is set at ten directors, the number of authorized directors may be decreased to nine directors or increased to twelve directors by either the affirmative vote of two-thirds of the shareholders at a meeting of shareholders called for that purpose and for the purpose of electing directors or by the affirmative vote of a majority of the number of authorized directors.  The Board reduced the authorized size of the Board of Directors to nine members at its February 20, 2007 meeting.  The Board is divided into three classes.  The term of each directorship is three years, and the terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually.  Our Board also serves as the board of directors for our principal subsidiary, The Dayton Power and Light Company (“DP&L”).

During 2007, the Board held 19 meetings.   Each director attended 75% or more of the regular and special Board and Board committee meetings on which such director served.  In addition to attendance at Board and committee meetings, the Board encourages all directors to attend our Annual Meeting of Shareholders.  All members of the Board (except Mr. Gallaher who joined the Board in August 2007) attended our 2007 Annual Meeting of Shareholders on April 27, 2007.

Independence

The Board has adopted Section 303A.02 of the listing standards of the New York Stock Exchange (the “NYSE”) for determining the independence of its members.  In applying these standards, the Board considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors and must disclose any basis for determining that any such relationship is not material.

The Board has affirmatively determined that, presently, all of our current directors, other than Paul M. Barbas, President and Chief Executive Officer, and Robert D. Biggs, director and former Executive Chairman, are independent pursuant to the NYSE listing standards referenced above.  Ernie Green served as a director during 2007 (until his resignation in May 2007) and the Board had previously determined that Mr. Green was independent during this time pursuant to NYSE listing standards.

Executive Sessions

In accordance with NYSE listing standards, our non-management directors meet regularly without management present.  Since July 2006, Glenn E. Harder, the non-Executive Chairman of the Board, has presided over all executive sessions.

Corporate Governance Guidelines

The Board adopted a set of Corporate Governance Guidelines that, along with the charters of the Board committees, provide the framework for our governance.  The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines from time to time and for recommending any changes to the Board for approval.  The Corporate Governance Guidelines are available on our website at www.dplinc.com and are available in print to any shareholder who requests a copy.

Board Committees

The Board has established the following committees:  Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  Each committee has its own charter.  The Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing Board committees and the functions of each Board committee are described below.

Director	Audit Committee		Nominating and Corporate Governance Committee		Compensation Committee

Paul M. Barbas
Robert D. Biggs
Paul R. Bishop			X		X	*
Frank F. Gallaher	X		X
Barbara S. Graham	X	****			X
Glenn E. Harder	X	***			X
W August Hillenbrand	X				X	**
Lester L. Lyles			X	**	X
Ned J. Sifferlen	X		X	*

*Chair

**Vice Chair

***Audit Committee Financial Expert and Chair

****Audit Committee Financial Expert and Vice Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting and internal control functions, appoints our independent public accounting firm and approves its services.  One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions.  The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants.  The Charter of the Audit Committee, which describes all of the Audit Committee’s responsibilities, is posted on our website at www.dplinc.com and is available in print to any shareholder who requests a copy.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and currently consists of the following independent directors:  Glenn E. Harder, Chair; Barbara S. Graham, Vice Chair; Frank F. Gallaher; W August Hillenbrand; and Ned J. Sifferlen.  The Board has determined that each member of the Audit Committee meets the independence requirements contained in the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act, and is financially literate as defined in the NYSE listing standards.  In addition, the Board has determined that Mr. Harder and Ms. Graham qualify as “audit committee financial experts” within the meaning of SEC regulations and both have accounting or related financial management experience under applicable NYSE listing standards.

During 2007, the Audit Committee met on eight occasions.  The Report of the Audit Committee appears on pages 53 and 54.

Compensation Committee

The Compensation Committee is responsible for the review and approval of annual and long-term corporate goals and objectives for the Chief Executive Officer and all other executives.  It also annually evaluates the performance of the Chief Executive Officer and other executives in light of approved goals and objectives.  The Compensation Committee reviews and recommends to the Board the design of benefit plans that pertain to the Chief Executive Officer and other executive officers, including the review and recommendation for the creation or modification of incentive compensation arrangements.  The Chief Executive Officer recommends to the Compensation Committee the goals, objectives and compensation for all executive officers, except the Chief Executive Officer, and responds to requests for information from the Compensation Committee.  Except for this recommendation role of the Chief Executive Officer, executive officers of the Company do not have a role in approving goals and objectives or in the resulting compensation of executive officers.  Our Chief Executive Officer has no role in approving his own compensation.  The Compensation Committee assists the Nominating and Corporate Governance Committee in periodically reviewing director compensation and recommending changes in such compensation to the Board of Directors.

In addition, the Compensation Committee develops, and recommends to the Board for approval, compensation arrangements for all of our executive officers; oversees all incentive plans, executive benefit plans and pension plans; and reviews and recommends to the Board executive participation agreements.  The Compensation Committee is permitted to form one or more subcommittees to carry out any of its duties and responsibilities.  Such subcommittees shall be composed only of “independent” directors as determined under the NYSE listing standards.  The Compensation Committee is also empowered to obtain the advice and assistance of external legal, accounting, financial or other advisors in connection with determining or recommending executive and director compensation.

For 2007, the Compensation Committee retained Towers Perrin, a compensation consultant, to assist the Compensation Committee in evaluating executive compensation.  The contract with Towers Perrin is exclusively with the Compensation Committee, which has the sole authority to approve the firm’s fees and the terms of this contract.  Other Board members and management may request separate compensation-related services from Towers Perrin under this contract up to a certain threshold dollar amount and time duration.  Employees of the Company may also independently retain advisers, such as compensation consultants, with respect to compensation-related services.  Since the beginning of the Company’s last fiscal year, (i) the Compensation Committee instructed Towers Perrin to provide, and Towers Perrin provided to the Compensation Committee, current market data concerning executive officer compensation and calculations regarding the number of performance shares earned by Company officers pursuant to the terms of the Company’s Long-Term Incentive Plan; (ii) the Company’s management requested Towers Perrin to provide, and Towers Perrin provided to both management and the Compensation Committee, competitive market pay analyses and market data related to officer job titles, stock ownership guidelines, benchmarking groups and compensation levels; and (iii) the Company’s finance department requested Towers Perrin to perform, and Towers Perrin performed, valuation studies on awards granted under the Company’s Long-Term Incentive Plan.  The Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on our website at www.dplinc.com and is available in print to any shareholder who requests a copy.

The Compensation Committee is currently comprised of the following independent directors:  Paul R. Bishop, Chair; W August Hillenbrand, Vice Chair; Barbara S. Graham; Glenn E. Harder; and Lester L. Lyles.  Our Board has determined that each member of the Compensation Committee meets the independence requirements under the NYSE listing standards and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.  No member of the Compensation Committee serves, or has served, as an officer or employee of the Company or otherwise has an interlocking relationship with the Company, nor has any such interlocking relationship existed in the past.

The Compensation Committee met on ten occasions during 2007.  The Compensation Committee Report on Executive Compensation appears on page 34.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures that are intended to enable the Board to meet its fiduciary obligations to the Company and our shareholders.  Among its duties, the Nominating and Corporate Governance Committee considers and recommends to the Board nominees for officers and nominees for election as directors, including nominees recommended by shareholders, establishes the qualification criteria for directors, oversees evaluation of the Board and management, provides input on setting goals and developing strategies to achieve employee diversity, and reviews and evaluates the implementation of these strategies.  The Nominating and Corporate Governance Committee also develops and oversees the implementation of corporate governance policies, annually assesses and makes recommendations to the Board regarding Board structure and shareholder protections, annually reviews the Board’s responsibilities to consider whether any revisions are appropriate, reviews compliance with our director share ownership guidelines and assists the Compensation Committee by also evaluating our Chief Executive Officer.  During intervals between Board meetings, the Nominating and Corporate Governance Committee exercises all of the powers of the Board, except as provided in the Nominating and Corporate Governance Committee’s Charter.  Our Nominating and Corporate Governance Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on our website at www.dplinc.com and is available in print to any shareholder who requests a copy.

The Nominating and Corporate Governance Committee currently consists of the following independent directors:  Ned J. Sifferlen, Chair; Lester L. Lyles, Vice Chair; Paul R. Bishop; and Frank F.  Gallaher.  The Nominating and Corporate Governance Committee met on five occasions during 2007.

Compensation of Directors

Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, in consultation with the Compensation Committee, is responsible for recommending the compensation program for directors.  Directors who are also our employees do not receive additional compensation for their service as a director.  The following table shows the compensation program for non-employee directors that was effective commencing January 1, 2007:

Annual Board Cash Retainer (for service on our Board and the DP&L Board)	$54,000
Annual Board Equity Retainer (paid in restricted stock units of DPL Inc.)	$54,000
Non-Executive Chairman of the Board Annual Cash Retainer	$125,000
Committee Chair Cash Retainer	$10,000
Board Meeting and Committee Meeting Cash Fees (in person) (per meeting)	$1,500
Board Meeting and Committee Meeting Cash Fees (telephonic) (per meeting)	$750

The following table sets forth compensation earned by non-employee directors of the Board during the fiscal year ending December 31, 2007.  Mr. Barbas, who serves as a director and our President and Chief Executive Officer, does not receive additional compensation for his services as a director.  All of the directors named below are currently serving on the Board, except Ernie Green who resigned from the Board in May 2007.

Director Compensation – 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Paul M. Barbas	N/A	N/A	N/A	N/A	N/A
Robert D. Biggs	$73,500	$40,504	$0	$3,528	$117,532
Paul R. Bishop	$104,500	$40,504	$0	$1,528	$146,532
Frank F. Gallaher	$48,000	$22,504	$0	$715	$71,219
Barbara S. Graham	$97,500	$40,504	$0	$11,854	$149,858
Ernie Green	$21,000	$9,001	$0	$3,327	$33,328
Glenn E. Harder	$232,500	$40,504	$0	$4,139	$277,143
W August Hillenbrand	$95,250	$40,504	$0	$1,333	$137,087
Lester L. Lyles	$87,750	$40,504	$0	$1,528	$129,782
Ned J. Sifferlen	$101,500	$40,504	$0	$2,778	$144,782

(1)                      Represents the expense recognized for financial statement reporting purposes for fiscal year 2007 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”) for restricted stock units granted to non-employee directors in 2007 as part of the 2007 Board retainer.   These valuations are based on the closing market price of the Company’s common stock on the date preceding the grant date.  Mr. Gallaher joined the Board in August 2007 and his pro-rated stock award of 1,368 restricted stock units was granted on August 29, 2007 with a grant date fair value computed in accordance with FAS 123(R) of $36,000.  The stock award for each other non-employee director of 1,694 restricted stock units was granted on April 28, 2007 with a grant date fair value computed in accordance with FAS 123(R) of $54,000.  Mr. Green resigned from the Board in May 2007 and forfeited 1,553 restricted stock units of his 2007 stock award.

(2)                      The aggregate number of stock awards outstanding as of December 31, 2007 for each non-employee director listed in this table (other than Mr. Green who resigned from the Board in May 2007 and Mr. Gallaher who joined the Board in August 2007) was 1,740, which consisted of the 1,694 restricted stock units awarded to the director as part of the 2007 Board retainer and dividends declared and paid on those restricted stock units that were reinvested as additional restricted stock units.  The aggregate number of stock awards outstanding as of December 31, 2007 for Mr. Gallaher was 1,393, which consisted of the 1,368 restricted stock units that were awarded to him as part of his pro-rated 2007 Board retainer and dividends declared and paid on those restricted stock units that were reinvested as additional restricted stock units.  Mr. Green had no stock awards outstanding as of December 31, 2007.

(3)                      There were no options awarded to directors in 2007.  The aggregate number of option awards made prior to 2007 and outstanding as of December 31, 2007 for each non-employee director listed in this table was as follows:  Mr. Biggs – 200,000; Mr. Bishop – 0; Mr. Gallaher – 0; Ms. Graham – 0; Mr. Green – 50,000; Mr. Harder – 0; Mr. Hillenbrand – 50,000; Mr. Lyles – 0; and Dr. Sifferlen – 0.  Mr. Green exercised his 50,000 options on January 14, 2008.

(4)                      The amounts shown include: (i) perquisites and personal benefits, (ii) reimbursements for taxes, (iii) charitable matching program payments and (iv) dividends paid on stock awards of restricted stock units that were not factored into the grant date fair value of the stock awards.  The amount of each of these four categories of All Other Compensation for each non-employee director was less than $10,000.  Of the total amounts shown, the following non-employee directors received the following amounts for reimbursements of taxes owed with respect to perquisites and personal benefits:  Mr. Biggs – $63; Mr. Bishop – $63; Ms. Graham – $4,418; Mr. Green – $1,348; Mr. Harder – $1,282; Mr. Lyles – $63; and Dr. Sifferlen – $63.  The total amounts shown for Mr. Biggs, Ms. Graham and Dr. Sifferlen include the following charitable matching program payments pursuant to a Company charitable matching program available to all directors and employees under which the Company matches contributions to certain organizations up to $2,000 per year:  Mr. Biggs - $2,000; Ms. Graham – $1,000; and Dr. Sifferlen - $1,250.

The Company maintains the Directors’ Deferred Stock Compensation Plan (the “Inactive Directors’ Deferred Stock Compensation Plan”), in which payment of directors’ fees earned in prior years could have been deferred.  Although some of our directors deferred compensation into the Inactive Directors’ Deferred Stock Compensation Plan in the past, no new deferrals of compensation are permitted under the plan.  Deferred fees under the plan were invested in shares of Company common stock and held under a master trust.  The common shares have voting rights and the trustee of the master trust has discretion to vote the shares until they are distributed to the director.  Dividends are earned on the common shares under the plan as declared and paid and are reinvested in additional Company common shares.  Dividends and market value changes are reflected in the deferred compensation plan accounts.  Those directors who have deferred fees into the Inactive Directors’ Deferred Stock Compensation Plan are entitled to receive Company common stock upon their retirement or resignation from the Board.  Payments are made in a lump sum or in annual installments over a period of up to 20 years, as determined by the directors’ deferral election forms.

The Company also maintains the 1991 Amended Directors’ Deferred Compensation Plan (the “Inactive Directors’ Deferred Compensation Plan”), which previously provided directors the opportunity to defer all or a portion of their director fees earned in a particular year.  Effective as of January 1, 2007, no further deferrals can be made under the plan, but amounts previously deferred continue to be held and administered as provided by the plan document.  If a director elected to defer any amount of director fees, such deferred amounts were not considered (for tax purposes) compensation in the year earned and were credited to the director’s deferred compensation plan account.  Deferred compensation plan account balances accrue earnings based on the investment options selected by the director, which options include Company restricted stock units and tracking units of certain publicly traded mutual funds.  Company restricted stock units do not have voting rights.  Dividend equivalents are earned on Company restricted stock units under the plan as declared and paid and are reinvested in additional Company restricted stock units.  Interest, dividends and market value changes are reflected in the plan accounts.  Deferred compensation plan account balances are paid in shares of Company common stock or cash generally following retirement or resignation from the Board, in a lump sum or in annual installments over a period of up to 20 years as determined by the directors’ deferral election forms.

The Company also maintains the 2006 Deferred Compensation Plan for Non-Employee Directors, (the “DDCP”), which generally enables directors to defer all or a portion of their director cash fees earned in a particular year.  If a director elects to defer any amount, such deferred amounts are not considered for tax purposes compensation in the year earned and are credited to the director’s deferred compensation plan account.  Deferred compensation plan account balances accrue earnings based on investment options selected by the director, which include units of certain publicly traded mutual funds.  DPL common stock and restricted stock units are not investment options under this plan.  Interest, dividends and market value changes are reflected in the directors’ deferred compensation plan accounts.  Deferred compensation plan account balances are paid in cash generally following retirement or resignation from the Board, in a lump sum or in annual installments over a period of up to 5 years as determined by the directors’ deferral election forms.

Restricted stock units issued to directors in connection with the Company’s current director compensation program are issued under the Company’s Equity Performance and Incentive Plan and governed by individual award agreements.  The number of restricted stock units awarded is based on the closing market price of our common stock on the date preceding the grant date.  Generally, restricted stock units are awarded on the date of the Company’s annual meeting of shareholders and vest on April 15 of the following year.  If a director’s service on the Board is terminated due to death or disability, or if a change in control of the Company occurs, the restricted stock units vest immediately.  A director that ceases to be a Board member for any other reason before the vesting date is entitled to a pro-rated portion of his or her restricted stock units.  Restricted stock units are settled in Company common stock.  Any unvested portion of restricted stock units is forfeited.  Restricted stock units do not have voting rights.  Dividend equivalents are earned on restricted stock units as declared and paid and are reinvested in additional restricted stock units.  Each director has the right to defer all or a portion of the restricted stock units awarded to him or her upon vesting.  Directors who have deferred restricted stock units are entitled to receive Company common stock upon their retirement or resignation from the Board.  Payments are made at the election of the director in a lump sum (mandatory for account balances less than $100,000) or in annual installments over a period of up to 5 years.

To ensure that a non-employee director’s financial interests are aligned with the long-term interests of the Company and our shareholders, pursuant to our Corporate Governance Guidelines, each non-employee director is expected to hold a minimum of five times his or her annual equity compensation in Company common stock.   Each non-employee director is given five years to acquire this level of stock ownership and individual circumstances that impact a director’s ability to comply with this policy will be considered.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.  Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.  The Corporate Secretary delivers all such communications to the Chair of the Board of Directors.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics.  This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of the NYSE.

Any changes or waivers to the Code of Business Conduct and Ethics for our officers or directors may only be made by the Board or a committee thereof and must be disclosed promptly to shareholders.  Our Code of Business Conduct and Ethics is posted on our website at www.dplinc.com and is available in print to any shareholder who requests a copy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of ownership and changes of ownership of our common shares and restricted stock units with the SEC.  We believe that during fiscal year 2007, all Section 16(a) filing requirements applicable to our directors and executive officers were timely met, except for a late Form 4 filing for each of Messrs. Biggs, Bishop, Green, Harder, Hillenbrand and Lyles, Dr.  Sifferlen and Ms. Graham related to the reporting of an award of restricted stock units to directors in connection with their 2007 annual Board equity retainer.

NOMINATION PROCESS

Role of the Nominating and Corporate Governance Committee

We have established a set of Corporate Governance Guidelines, which includes qualification criteria the Nominating and Corporate Governance Committee uses to identify individuals it believes are qualified to become directors.  In making recommendations of nominees pursuant to the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee takes into consideration all factors it deems appropriate, including the potential candidate’s character, education, experience, knowledge and skills, as well as whether the candidate is “independent” as determined under the listing standards of the NYSE.  Our directors must be ethical individuals of proven judgment and competence.

A candidate’s professional and personal background should enable him or her to acquire the knowledge and insight necessary to effectively fulfill the duties of a director.  In evaluating a candidate, the Nominating and Corporate Governance Committee also considers the extent of an individual’s leadership experience in business and administrative activities; expertise in the industries in which we operate; his or her integrity; his or her ability to bring a desired range of skills, diverse perspectives and experience to the Board; and whether he or she has the requisite time available for service as a Board member and is capable of serving the interests of shareholders.  In assessing whether a candidate has the appropriate time to devote to Board service, the Nominating and Corporate Governance Committee will consider the number of boards of directors on which such candidate already serves.  The Nominating and Corporate Governance Committee uses the same process to evaluate all candidates, whether they are recommended by us or by our shareholders.  The Nominating and Corporate Governance Committee may retain a director search firm to help identify director candidates.

Candidates Proposed by Shareholders for Consideration by the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has a policy to consider recommendations for director candidates submitted by shareholders.  A shareholder recommending an individual for consideration by the Nominating and Corporate Governance Committee must provide (i) evidence in accordance with the provisions of Regulation 14a-8 under the Exchange Act of compliance with the shareholder eligibility requirements and (ii) all information regarding the candidate(s) and the security holder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board including, without limitation, name, age, business and residence addresses, principal occupation or employment, and stock ownership.  Shareholders should send the required information to DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.

In order for a recommendation to be considered by the Nominating and Corporate Governance Committee for the 2009 Annual Meeting of Shareholders, the Corporate Secretary must receive the recommendation no later than the close of business local time on November 12, 2008.  Such recommendations must be sent via registered, certified or express mail (or other means that allows the shareholder to determine when the recommendation was received by us).  Upon receipt of a properly submitted shareholder recommendation, the Corporate Secretary will send to the proposed nominee a Director Nominee Biographical Data questionnaire for completion.  The Corporate Secretary will then send any shareholder recommendations, along with the completed Director Nominee Biographical Data questionnaire(s), to the Nominating and Corporate Governance Committee for consideration at a future Nominating and Corporate Governance Committee meeting.  Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating and Corporate Governance Committee.

In addition, our Regulations permit shareholders the opportunity to nominate directors at an annual meeting of shareholders or at a special meeting at which directors are to be elected in accordance with the notice of the meeting.  Shareholders intending to nominate a person for election as a director must comply with the requirements set forth in our Regulations, which were filed with the SEC as Exhibit 3(b) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, are available at our website at www.dplinc.com and can also be obtained, without charge, upon written request to our Corporate Secretary, whose address is DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.  The Regulations require that we receive written notification from the record shareholder containing the information described in the second preceding paragraph above and any other information required by the Regulations no later than the close of business 50 days prior to the meeting.  If, however, less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the shareholder must send the notice to us no later than the tenth business day after notice of the meeting date is made.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Regulations divide the Board into three classes, with the members of each class serving staggered three-year terms.  The Board currently consists of nine members.  The terms of Paul M. Barbas, Barbara S. Graham and Glenn E. Harder expire this year.

The Board of Directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has unanimously nominated Messrs. Barbas and Harder and Ms. Graham for election to a term of three years expiring at the 2011 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.  Each of Messrs. Barbas and Harder and Ms. Graham has consented to be named as a nominee and to serve as a director if elected.  Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the Board may recommend in place of such nominee.  Management does not anticipate that such an event will occur.

Information About the Nominees, the Continuing Directors and Executive Officers

Set forth below are the names, ages, background and experience of all current directors, including the three director nominees.

THREE NOMINEES FOR DIRECTOR FOR THREE-YEAR TERM EXPIRING 2011

PAUL M. BARBAS

Age 51.  Director since October 2006; President and Chief Executive Officer of DPL Inc. and DP&L since October 2006.  Executive Vice President and Chief Operating Officer of Chesapeake Utilities Corporation (a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, and other related services) from December 2005 to September 2006;  Executive Vice President of Chesapeake Utilities Corporation from December 2004 to December 2005; President of Chesapeake Service Company and Vice President of Chesapeake Utilities Corporation from August 2003 to December 2004; Executive Vice President of Allegheny Power (an energy company) from July 2001 to August 2003; and President of Allegheny Ventures from 1999 to 2001.  Prior to 1999, Mr. Barbas held a variety of executive positions within GE Capital.  Mr. Barbas serves on the board of The Dayton Development Coalition.

BARBARA S. GRAHAM

Age 59.  Director since 2005. Partner, Graham & Company (a financial consulting firm) since July 2003; Senior Vice President, Pepco Holdings, Inc. (utility holding company formed with the merger of Potomac Electric Power Company and Conectiv) from June 2002 to July 2003; Senior Vice President of Shared Services and Chief Information Officer, Conectiv (electric and gas utility formed with 1998 merger of Atlantic Energy, Inc. and Delmarva Power and Light Company) from January 1999 to June 2002; Senior Vice President, Conectiv from March 1998 to January 1999; Chief Financial Officer, Conectiv from 1995 to 1998.  Ms. Graham is a Director of O.P. Schuman & Sons, Inc. and a Director and Executive Committee member of Swingin’ With a Star (a non-profit organization).

GLENN E. HARDER

Age 57.  Director since 2004; Non-Executive Chairman since July 1, 2006.  President of GEH Advisory Services, LLC (a firm specializing in business consulting services) since October 2002; Executive Leader, Business Services of Baptist State Convention of North Carolina (the largest non-profit organization in North Carolina, involving over 4,000 churches and over one million members) from February 2004 to April 2006; Executive Vice President and Chief Financial Officer of Coventor, Inc. (a software company) from May 2000 through October 2002; Executive Vice President and Chief Financial Officer of Carolina Power and Light from October 1995 through March 2000.  Prior to that, Mr. Harder held a variety of financial positions during his 16 years with Entergy Corporation, including Vice President of Financial Strategies, Vice President of Accounting and Treasurer.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE NOMINEES NAMED ABOVE.

DIRECTOR CLASS OF 2009

PAUL R. BISHOP

Age 64.  Director since 2003.  Chairman and Chief Executive Officer, H-P Products, Inc., Louisville, Ohio (manufacturer of central vacuum, VACUFLO, and fabricated tubing and fittings for industry) since July 2000; President, H-P Products, Inc. from March 1976 to July 2000.  Mr. Bishop is a Director of Hawk Corporation and is a member of Stark Development Board, Mt. Union College Board and Aultman Health Foundation.

FRANK F. GALLAHER

Age 62.  Director since August 2007.  Managing Member, Gallaher & Associates, LLC (a consulting firm) since September 2003; President, Fossil Operations and Transmission, Entergy Corp. (an electric utility) from January 2003 to September 2003.

GENERAL LESTER L. LYLES (RET.)

Age 61.  Director since 2004.  Commander of Air Force Materiel Command from April 2000 to August 2003 and the 27th Vice Chief of Staff of the United States Air Force from 1999 to 2000.  General Lyles is a Trustee of Analytic Services Inc. and a Director of General Dynamics Corporation, MTC Technologies, Inc., Battelle Memorial Institute, USAA and KBR, Inc.  General Lyles is a Managing Partner of Four Seasons Ventures, LLC and is also a member of The President’s Commission on U.S. Space Policy.

DIRECTOR CLASS OF 2010

ROBERT D. BIGGS

Age 65.  Director since 2004; Executive Chairman from May 16, 2004, to June 30, 2006.  Retired Managing Partner, PricewaterhouseCoopers LLP, Indianapolis, Indiana (a services firm), since October 1999; Managing Partner, PricewaterhouseCoopers LLP, from July 1992 to October 1999.

W AUGUST HILLENBRAND

Age 67.  Director since 1992; Vice-Chairman since May 16, 2004.  Principal, Hillenbrand Capital Partners and Retired President and  Chief Executive Officer, Hillenbrand Industries, Batesville, Indiana (a diversified public holding company that  manufactures caskets, hospital furniture, hospital supplies and provides funeral planning services) since 2001;  Chief Executive Officer, Hillenbrand Industries from 1989 to 2000.  Mr. Hillenbrand is a Director of Hillenbrand Industries and Pella Corporation and is a Trustee of Batesville Girl Scouts and Trustee Emeritus of Denison University.

NED J. SIFFERLEN, Ph.D.

Age 66.  Director since 2004. President Emeritus, Sinclair Community College since September 2003; President, Sinclair Community College from September 1997 to August 2003.  Dr. Sifferlen is a Director of Premier Health Partners and Think TV Public Television.

EXECUTIVE OFFICERS

(who are not directors of the Company)

Set forth below are the names, ages, background and experience of all of our current executive officers who are not also Company directors.  Pursuant to our Regulations, executive officers are elected annually by the Board and hold office for one year or until their successors are chosen and qualified.

FREDERICK J. BOYLE

Age 50.  Vice President and Chief Accounting Officer, DPL Inc. and DP&L since July 2007; Controller and Chief Accounting Officer, DPL Inc. and DP&L from June 2006 to July 2007; Vice President of Finance – Growth Markets, Direct Energy (an energy services company) from October 2005 to June 2006; Chief Financial Officer, Accent Energy (an energy services company) from January 2003 to September 2005; Vice President of Financial Services – Corporate Development, American Electric Power (an electric utility company) from 1999 to 2002.  Mr. Boyle is a member of the American Institute of Certified Public Accountants.  Mr. Boyle joined us in 2006.

JOHN J. GILLEN

Age 54.  Senior Vice President, Chief Financial Officer and Treasurer, DPL Inc. and DP&L since February 2008; Senior Vice President and Chief Financial Officer, DPL Inc. and DP&L from December 2004 to February 2008; Financial Consultant from October 2003 to November 2004; Partner, PricewaterhouseCoopers LLP (a services firm) from October 1990 to September 2003.  Mr. Gillen is a member of the American Institute of Certified Public Accountants.  He is also a member of the President’s Council of the Magee Rehabilitation Centre.  Mr. Gillen joined us in 2004.

SCOTT J. KELLY

Age 42.  Senior Vice President – Service Operations, DPL Inc. and DP&L since July 2007; Vice President – Service Operations, DPL Inc. and DP&L from March 2007 to July 2007 (responsible for overseeing the delivery of reliable and quality electric service to customers); Director – Engineering and Business Development, DP&L from January 2002 to February 2007 (responsible for all functions of system and central dispatch operations, design engineering and major accounts).  Mr. Kelly joined us in 1994.

TERESA F. MARRINAN

Age 46.  Vice President, Commercial Operations, DPL Inc. and DP&L since August 2007; Managing Director of Portfolio Management, DPL Inc. and DP&L from April 2007 to August 2007; Director of Portfolio Management, DPL Inc. and DP&L from September 2006 to April 2007; Head Trader, DPL Inc. and DP&L from October 2005 to September 2006;  Risk Manager, DPL Inc. and DP&L from October 1997 to October 2005.  Ms. Marrinan joined us in 1984.

DANIEL J. McCABE

Age 51.  Senior Vice President, Human Resources, DPL Inc. and DP&L since July 2007; Vice President, Human Resources, DPL Inc. and DP&L from March 2007 to July 2007; Vice President, Global Managed Services Operations and Chief of Staff, Worldwide Customer Services, NCR Corporation (an information technology company) from April 2005 to March 2007; Vice President of Global Service Delivery, NCR Corporation from January 2004 to April 2005; Vice President of Human Resources for the Financial Solutions Division, NCR Corporation from June 1999 to January 2004.  Mr. McCabe is a member of University of Dayton’s Corporate Executive Council and Advisory Council for the School of Arts and Sciences.  Mr. McCabe also serves as a director of the Boys Scouts of America – Miami Valley Council and of the DP&L Foundation.  Mr. McCabe joined us in 2007.

ARTHUR G. MEYER

Age 58.  Senior Vice President, Corporate and Regulatory Affairs, DPL Inc. and DP&L since July 2007; Vice President, Corporate and Regulatory Affairs, DPL Inc. and DP&L from January 2005 to July 2007; Vice President and Corporate Secretary, DPL Inc. and DP&L from August 2002 to December 2004; Vice President, Legal and Corporate Affairs, DP&L from November 1997 to August 2002.  Mr. Meyer serves on the Greater Dayton Public Television Board of Trustees. He also serves on the Ohio Electric Utility Institute Board of Directors, the Miami Valley Regional Planning Commission Board of Directors, the Capitol Square Foundation Board of Directors and the Montgomery County Transportation Improvement District.  Mr. Meyer joined us in 1992.

GARY G. STEPHENSON

Age 43.  Senior Vice President, Generation and Marketing, DPL Inc. and DP&L since July 2007; Vice President, Commercial Operations, DPL Inc. and DP&L from September 2004 to July 2007; Vice President, Commercial Operations, InterGen (a merchant energy company) from April 2002 to September 2004; Vice President, Portfolio Management, PG&E National Energy Group (successor to PG&E Energy Trading) from January 2000 to April 2002; Director, Portfolio Management, PG&E Energy Trading from January 1998 to December 1999.  Mr. Stephenson joined us in 2004.

DOUGLAS C. TAYLOR

Age 46.  Senior Vice President and General Counsel, DPL Inc. and DP&L since February 2008; Senior Vice President, General Counsel and Corporate Secretary, DPL Inc. and DP&L from January 2008 to February 2008; Managing Director, Natsource, LLC (emissions and renewable energy asset management firm) from August 2007 to January 2008; Legal Consultant from January 2007 to August 2007.  Mr. Taylor held various positions with Cinergy Corp. (now Duke Energy Corporation – an energy services company) from May 1997 to May 2006, including Vice President, Corporate Development, Vice President and General Counsel, Energy Investments Business Unit, Vice President and General Counsel, Cinergy Investments Business Unit, Vice President, Power Technology and Infrastructure Business Unit and Senior Counsel.  Mr. Taylor joined us in 2008.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This compensation discussion and analysis is designed to help you understand how and why the Company compensates its named executive officers in the manner it does and to provide context for the detailed compensation tables and narrative descriptions that start on page 36.  Throughout this Proxy Statement, the individuals who served as the President and Chief Executive Officer (our “CEO”) and Chief Financial Officer during fiscal year 2007, as well as the other individuals included in the compensation tables, are referred to as the “named executive officers.”  All of the named executive officers are executive officers of the Company as of the date of this Proxy Statement, except Ms. Cramblit who resigned from the Company in October 2007.

Objectives of the Standardized Executive Officer Compensation Program

In 2006, the Board of Directors approved a comprehensive compensation program for all executive officers, including the named executive officers.  Rather than continuing to use individually negotiated employment agreements with different terms and conditions, the Board approved a series of compensatory plans that substantially standardize how executive officers are compensated.  The executive officer compensation program is designed to:

•                  Provide the Compensation Committee a more logical framework to measure and pay for executive officer performance and reduce the administrative burden of administering individual contracts.

•                  Establish a comprehensive and well-documented compensation structure that reflects our compensation goals and that is fairly and consistently applied.

•                  Institute a defined compensation program aligned with our general pay philosophy of providing competitive market compensation to attract and retain key talent and to meet and address individual performance and market conditions.

All executive officers sign agreements (“Participation Agreements”) electing to participate in the executive officer compensation program.  In connection with the adoption of the program in 2006, the Participation Agreements of certain executive officers, including certain named executive officers, included provisions waiving a majority of these officers’ rights under pre-existing employment agreements and/or other agreements.  In consideration of their signing the Participation Agreements, these officers retained certain vested and other compensation elements awarded uniquely to them in prior years.  Executive officers also may be entitled to other compensation and benefits, such as signing bonuses and relocation expenses, under their Participation Agreements.  Compensation awarded to named executive officers in 2007 pursuant to Participation Agreements is included in the compensation tables in this Proxy Statement and discussed in the narratives to the tables.  Aside from these exceptions and a severance payment to Ms. Cramblit in connection with her resignation from the Company, the key compensation and benefits established for each of the named executive officers in 2007 were established under the Company’s executive officer compensation program approved in 2006.

Goals and Philosophy of the Executive Officer Compensation Program

Our executive officer compensation program is designed to:

•                  Attract and retain key executive talent by providing comprehensive and market-competitive compensation and benefits; and

•                  Motivate and reward the highest levels of Company and business unit/individual performance by linking a significant amount of executive compensation to individual performance and the financial and operational results of the Company.

We also seek to differentiate pay to executive officers based upon their individual results and contributions, while encouraging a high degree of teamwork.  We want to reinforce certain key behaviors and communicate our vision to:

•                  Grow the business

•                  Drive operational excellence

•                  Focus upon solid earnings and cash flow growth

•                  Position us solidly in the upper third of similarly-structured, mid-sized utilities

•                  Build pride

To achieve our compensation goals, we use the 50th percentile of energy companies in select compensation surveys as an initial reference point when establishing executive officer base salaries and incentive compensation opportunities.  We reference the 50th percentile to adequately compete with other energy companies for executive talent, while at the same time recognizing budgetary considerations that may arise with targeting higher percentiles.  We may pay above the 50th percentile when necessary to attract and retain key executive talent and reward individual and Company performance, and we may pay below the 50th percentile in certain circumstances, such as to reflect an executive officer’s experience level.  Our base salaries and benefits are designed to attract and retain our executives and our annual bonus plan and long-term incentive based compensation plans are designed to link compensation with performance.  Through this approach, we seek to recognize an executive’s achievements in managing the day-to-day business and addressing short-term challenges with incentives to encourage teamwork and the accomplishment of our long-term Company objectives.

Executive Officer Compensation Process

Compensation Committee and CEO.  The Compensation Committee administers the Company’s executive officer compensation program; oversees all incentive, benefit and pension plans; develops and recommends compensation and performance goals for all executive officers; and evaluates the performance of the executive officers in light of previously established goals.  Our CEO recommends to the Compensation Committee base salaries and award incentives for the other executive officers.  Our CEO solicits business unit/individual goals from the executive officers, reviews those goals and then makes business unit/individual goal recommendations for these executive officers to the Compensation Committee.  The Compensation Committee meets periodically throughout the year, and typically establishes base salary adjustments, incentive compensation targets and performance goals for the year at its February meeting.  While our CEO does not have the ability to call meetings of the Compensation Committee, he does attend Compensation Committee meetings when requested by the Compensation Committee.  However, none of our executive officers, including the CEO, has any direct role in setting their own compensation or award levels and no executive officer is present at any Compensation Committee meeting where his or her performance or compensation is being discussed or determined.  The Compensation Committee recommends to the full Board for final approval the compensation levels, incentive targets and performance goals for all executive officers.

Compensation Consultants.  The Compensation Committee periodically engages compensation consultants to provide market compensation data and information on trends and regulatory issues affecting executive pay; to perform competitive market analysis; and to assist with compensation program and plan changes and updates.  The Compensation Committee and our CEO use this information to help assess our competitiveness with executive officer compensation and to develop and recommend compensation and award levels.  The Compensation Committee has entered into a master services agreement with Towers Perrin to provide compensation consulting services to the Compensation Committee from time to time.  This agreement is exclusively with the Compensation Committee, which has the sole authority to approve the terms of the agreement and the firm’s fees.  Management and the full Board may request other services from Towers Perrin under this master services agreement up to a certain threshold dollar amount and time duration.  All information resulting from any requested additional services is also sent directly to the Compensation Committee.  No additional services with respect to setting 2007 compensation were requested and provided by Towers Perrin.  In anticipation of establishing 2008 executive officer compensation, management requested, and Towers Perrin provided to management and the Compensation Committee, a market analysis of executive officer titles, executive officer stock ownership guidelines and, as discussed further below, benchmarks and target compensation levels.

In connection with setting 2007 executive officer compensation, the Compensation Committee retained Towers Perrin to provide current market data for base salaries and annual cash bonus and long-term equity award opportunities.  The information provided by Towers Perrin was given to and used by each member of the Compensation Committee and our CEO to assist them in their compensation analysis, decisions and recommendations.  Towers Perrin also was retained by the Compensation Committee to calculate the number of performance shares earned in 2007 pursuant to the terms of our long-term incentive plan and the applicable award levels previously established by the Compensation Committee.

Benchmarking.  As noted above, we used the 50th percentile of energy companies in select compensation surveys as an initial reference point when establishing 2007 executive officer direct compensation (base salary, target annual cash bonus award and target long-term performance equity award).  Towers Perrin assisted us in connection with benchmarking this compensation.  Except as discussed below for Mr. Stephenson, the Compensation Committee approved using the Towers Perrin 2006 Energy Services Compensation Database (our “Benchmarking Survey”) for these benchmarking purposes.  Towers Perrin reported to us that this database contained the 97 energy companies listed on this CD&A’s Appendix A located on page 35.  We had previously used this same Benchmarking Survey to establish components of our 2006 executive officer compensation program.  Mr. Stephenson’s marketing and trading position at the time, Vice President of Commercial Operations, did not align with job positions included in our Benchmarking Survey.  Therefore, the Compensation Committee approved using the Towers Perrin 2006 Survey of Energy Marketing and Trading Positions (the “Energy Position Survey”) as the benchmark for Mr. Stephenson’s target direct compensation.  Towers Perrin reported to us that this survey included data from the 66 energy marketing and trading organizations listed on this CD&A’s Appendix A located on page 35.  Data from our Benchmarking Survey and the Energy Position Survey were adjusted statistically by Towers Perrin using regression analysis to account for size difference for comparison purposes.  The Compensation Committee believed that our Benchmarking Survey and the Energy Position Survey would provide a broad and useful set of compensation data for its benchmarking purposes.

Although we use the 50th percentile level of compensation as an initial reference point in establishing executive officer compensation, we may look outside of this level for selected positions and individuals.  In determining appropriate compensation levels for an executive officer, the Compensation Committee (and the CEO in connection with his recommendations for other executive officers) may consider internal pay equity within executive officer organizational functions and levels and several individual factors for the executive officer, including (i) the experience and tenure of the executive officer, (ii) his or her individual contributions to the Company and potential for future contributions, (iii) the need for retention and the competitive pressures in the marketplace for the skill set and experience of the executive officer and (iv) budgetary considerations.

At the request of management in 2007, Towers Perrin performed a review of target compensation levels and comparative market data utilized by other energy companies in setting executive officer compensation.  For those companies surveyed by Towers Perrin that cited a target percentile of a given market, the 50th percentile was the most prevalent target percentile.  The Compensation Committee approved the continued use of the 50th percentile as its initial reference point when determining target direct compensation.  As noted above for 2007 direct compensation, our Benchmarking Survey consisted of only energy related companies.  Management requested that Towers Perrin revisit the Company’s use of an energy company only benchmark in light of recent hires by the Company of individuals outside of the energy industry and concerns about whether using an energy company only benchmark provides appropriate compensation opportunities to achieve the Company’s executive officer compensation goals.  Based on the practices of the companies surveyed by Towers Perrin and our goal of attracting and retaining qualified executives for both energy specific and general industry job functions, the Compensation Committee approved continuing to target industry-specific jobs relative to the energy industry and, commencing for 2008 executive officer compensation, targeting select jobs that can be recruited from other industries against a blend of energy and general industry data.  Towers Perrin also provided a market pay analysis comparing executive officer compensation levels against energy specific, general industry and blended benchmarks.

Evaluations and Award Grants.  The Compensation Committee annually evaluates the CEO in light of his previously established goals.  The Nominating and Corporate Governance Committee also evaluates our CEO and meets with the Compensation Committee to discuss its evaluation.  The CEO annually evaluates the other executive officers, meets with these executive officers regarding their performance and reports his findings to the Compensation Committee.  The Compensation Committee reviews the CEO’s recommendations on all other executive officers and meets with the CEO to discuss his performance and his evaluation of the other executive officers.  The Compensation Committee then determines and recommends to the full Board compensation awards pursuant to the previous year’s compensation plans and goals.  The full Board adopted the Compensation Committee’s recommended 2007 performance awards.

Impact of Tax and Accounting Requirements.  Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to each named executive officer to $1 million, unless the compensation is based upon certain performance objectives or otherwise excluded from the limitation.  The Compensation Committee does not have a specific policy regarding compliance with Section 162(m), and it may choose to forego the deductions on occasion if it determines such action to be in the best business interest of the Company.  However, through the use of performance based compensation, except in limited circumstances, the Compensation Committee intends to ensure that the deductibility of compensation paid to our named executive officers will not be limited by Section 162(m).  Except for the compensation in excess of $1 million paid to Mr. Barbas in 2007, the deductibility of compensation paid to named executive officers in 2007 was not limited by Section 162(m).

Effective upon the adoption of the accounting standard FAS No. 123(R) on January 1, 2006, the Company has recognized compensation expense for all equity awards in accordance with the principles set forth in that accounting standard. In determining whether to offer a particular form of equity compensation to executives, the Compensation Committee takes into account the accounting implications associated with that form of compensation.

Stock Ownership Guidelines.  Company stock ownership guidelines for officers were put in place in July 2007.  Officers are required to maintain ownership of Company common stock in accordance with the following guidelines:

Position	Stock Ownership as a Multiple of Base Salary
Chief Executive Officer	4X
Senior Vice President	2X
Vice President	1X

Each officer is required to retain at least 50% of any after-tax shares he or she receives from restricted stock or long term equity awards until the officer satisfies these guidelines.  An officer may, if approved by our CEO and Human Resources Vice President, be excused from these guidelines if he or she is under a hardship situation or is within three years of retiring from the Company.  Although the Company facilitates officer stock ownership through its equity compensation awards, these stock ownership guidelines did not affect the amounts and types of 2007 compensation paid to officers.

Executive Compensation Program Elements

Our executive compensation program is designed to create a balance between fixed and variable pay, short-term and long-term compensation and cash and stock-based compensation.  We do not target an element or form of compensation to be a particular percentage of total compensation.  Rather, the Compensation Committee reviews the weightings of the compensation resulting from our process of establishing compensation based on market data, internal pay equity and individual factors to ensure that such weightings conform to our compensation goals and our philosophy of linking a substantial portion of an executive’s pay to performance.  Weightings among executive officers may vary depending on market data, internal pay equity considerations and the use of individual factors.

The key elements of our executive compensation program are:

•                  Base Salaries

•                  Executive Incentive Compensation Plan (Annual Cash Bonus)

•                  Equity and Performance Incentive Plan (Equity)

•                  Severance Pay and Change of Control Plan

The Company also maintains a Supplemental Executive Defined Contribution Retirement Plan, a Pension Restoration Plan, an Executive Cash Perquisite Allowance and Executive Deferred Compensation Plans for its executive officers.  In addition, certain of our named executive officers were entitled to payments in 2007 under two discontinued Company plans based on awards made in prior years, the Company’s Management Stock Incentive Plan and former cash-based Long-Term Incentive Plan.  Named executive officers also are eligible for Company benefits that are generally available to all employees of the Company, including the Company’s Employee Savings Plan, Employee Stock Ownership Plan (which includes Company matching contributions of Company stock), pension plan, charitable contribution matching program, health and dental coverage, Company-paid life insurance, disability insurance, tuition reimbursement, paid holidays, vacation and sick time and other benefits.

Base Salaries

Base salaries are designed to attract and retain experienced and qualified executives and provide executives with fixed compensation for services rendered during the fiscal year.

Mr. Barbas was hired as our CEO in October of 2006 with a base salary ($480,000) below the 50th percentile of base salaries for chief executive officers of our Benchmarking Survey, after consideration of Mr. Barbas’ previous experience and salary levels.  The Compensation Committee reviewed Mr. Barbas’

progress and performance after his 100-day anniversary with the Company.  Based on his strong leadership and performance during this 100-day period, the Compensation Committee recommended, and the Board approved at its February 20, 2007 meeting, an increase in Mr. Barbas’ base salary to $530,000.  This base salary rate remained below the 50th percentile of our Benchmarking Survey.  The Compensation Committee anticipates increasing Mr. Barbas’ base salary toward the 50th percentile of compensation as his tenure and experience with our Company progresses.

Messrs. Gillen’s, Meyer’s and Stephenson’s 2007 base salaries were set above the 50th percentile of our Benchmarking Survey (or the Energy Position Survey with respect to Mr. Stephenson) at the Board’s February 20, 2007 meeting after consideration of their existing compensation levels, their experience and tenure with our Company, their past contributions and potential future contributions to our Company, our desire to retain these individuals and the demand for the skill set and experience of these individuals in the marketplace.  In addition, consideration was given to Mr. Gillen’s additional responsibilities in the information technology and purchasing areas of the Company that were not reflected in his benchmarked job category of Chief Financial Officer.  Similarly, consideration was given to Mr. Meyer’s additional responsibilities in the areas of utility rate management and environmental management that were not reflected in his benchmarked job category of Top Corporate Affairs Executive.  Mr. Stephenson’s extensive experience in the industry and the complexity of his position were also factors when we set his base salary.  We increased Mr. Stephenson’s base salary again in August 2007 as a result of his promotion to Senior Vice President, Generation and Marketing, and the related expansion of his job responsibilities.

Mr. McCabe was hired in March 2007 and his initial base salary was set above the 50th percentile of our Benchmarking Survey after consideration of his extensive experience in the human resources field, the Company’s need for this type of human resources experience, the demand for his skill set and experience in the marketplace and our desire to attract Mr. McCabe to our Company.  Ms. Cramblit’s 2007 salary was set at the 50th percentile of our Benchmarking Survey at the Board’s February 20, 2007 meeting after consideration of her existing compensation levels, her experience and tenure with our Company, her past contributions and potential future contributions to our Company, our desire to retain her and the demand for her skill set and experience in the marketplace.

The following table shows the annual base salary rates in effect for each of the named executive officers in 2007, the annual base salary rates in 2006 immediately prior to the annual base salary rate increases for 2007 that took effect following the Board’s February 20, 2007 meeting and the percentage increase between those two annual base salary rates for each named executive officer.  The base salary amounts paid to the named executive officers in 2007 are set forth under the “Salary” column of the Summary Compensation Table on page 36.

Annual Base Salary Rates

Name	2006 Annual Base Salary Rate	2007 Annual Base Salary Rate		Percentage Increase
Mr. Barbas	$480,000	$530,000		10.4%
Mr. Gillen	$332,800	$354,400		6.5%
Mr. McCabe	N/A	$240,000		N/A
Mr. Meyer	$224,973	$236,200		5.0%
Mr. Stephenson	$257,094	$271,200	*	5.5%
Ms. Cramblit	$238,680	$270,000		13.1%

*Mr. Stephenson’s 2007 annual base salary rate was increased in August 2007 from $271,200 to $287,000 in connection with his promotion to Senior Vice President, Generation & Marketing.  Mr. Stephenson’s $287,000 annual base salary rate represents an 11.6% increase from his 2006 annual base salary rate of $257,094 that is reflected in the table above.

Executive Incentive Compensation Plan

Overview.  All of our named executive officers were eligible to participate in our Executive Incentive Compensation Plan (“EICP”) for 2007.  The EICP is a short-term, incentive-based, cash bonus program that rewards achieving annual corporate and business unit/individual performance goals.  The EICP is designed to recognize and reward the contributions of individual executives as well as the contributions of the executive officer group to overall corporate success.  The Compensation Committee believes that this type of annual cash bonus program is consistent with other similarly-sized, energy companies and helps achieve our short-term Company objectives by focusing our officers on short-term performance targets that impact shareholder return.  Corporate and business unit/individual goals vary annually to reflect our business plans and current market conditions.  Pursuant to the terms of the EICP, if the Company were to reduce or suspend the common stock dividend, no cash bonuses under the EICP may be paid.

General Policy on Performance Measures.  The Compensation Committee’s intent with respect to setting target performance levels for EICP goals is that management should be reasonably able to achieve such goals on average over time, with actual performance either exceeding or falling below target in any given year.   Maximum performance levels are ambitious and can only be achieved if the performance results are exceptional.  Consistent with market practices, EICP bonus opportunities are reduced in half for performance at threshold and doubled for performance at the maximum level.  In addition, the EICP also provides an opportunity for EICP participants to receive a portion of their cash bonus opportunity interpolated between set levels of performance.  The performance of a goal without set threshold, target and maximum performance measures is reviewed subjectively and assigned a performance satisfaction percentage.

Bonus Opportunities.  Bonus opportunities under the EICP are set annually by the Compensation Committee as a percentage of base salary.  The percentage of base salary on which the 2007 target cash bonus calculation was made for each named executive officer was established by the Compensation Committee as follows:

Mr. Barbas	60%
Mr. Gillen	50%
Mr. McCabe	35%
Mr. Meyer	35%
Mr. Stephenson	50%
Ms. Cramblit	40%

Except for Mr. McCabe who was hired in March 2007 and Ms. Cramblit, these 2007 EICP bonus opportunities for the named executive officers were the same as their 2006 EICP bonus opportunities.  Mr. Barbas’ EICP bonus opportunity (60%) was set at the 50th percentile of our Benchmarking Survey, without adjustment.  Unlike his base salary, Mr. Barbas’ EICP opportunity was set at the 50th percentile in order to adequately motivate Mr. Barbas to achieve outstanding Company performance and for internal pay equity considerations.  Similar to Mr. Gillen’s base salary, and for the reasons discussed under the base salaries section above for him, Mr. Gillen’s EICP bonus opportunity was set above the 50th percentile of our Benchmarking Survey.   For the bonus opportunities of each of Messrs. McCabe, Meyer and Stephenson and Ms. Cramblit, we considered the individual factors discussed under the base salaries section above for that named executive officer and pay equity with other executive officers of the Company with similar organizational functions and levels.  These considerations resulted in our setting Messrs. McCabe’s, Meyer’s and Stephenson’s EICP bonus opportunities above the 50th percentile of our Benchmarking Survey (or the Energy Position Survey with respect to Mr. Stephenson) and Ms. Cramblit’s 2007 EICP bonus opportunity at the 50th percentile of our Benchmarking Survey.  Ms. Cramblit’s 2007 EICP bonus opportunity was 5% higher than her 2006 EICP bonus opportunity of 35%.

Weightings.  The weighting of EICP performance goals set by the Compensation Committee for each named executive officer, other than the CEO, for 2007 was 55% for corporate goals and 45% for business unit/individual goals.  In 2006, the weighting was 75% corporate and 25% business unit/individual.  The weighting of the EICP 2007 performance goals set by the Compensation Committee for our CEO was 50% corporate and 50% business unit/individual.  In 2006, the CEO’s weighting was 100% corporate.  The Compensation Committee weighted the goals more heavily toward business unit/individual goals for 2007 in order to better reflect the impact of individual and business unit(s) performance on Company results.  The Compensation Committee also believed that this split serves to adequately recognize and reward individual performance and at the same time continues to emphasize the Company’s objective of overall Company performance.

Corporate Goals.  EICP corporate goals for 2007 related to basic earnings per share (EPS), return on invested capital (ROIC) and earnings before interest and taxes (EBIT).  The basic EPS and ROIC corporate goals were shared by all of the named executive officers.  The Compensation Committee believed that strong growth in basic EPS and ROIC would reflect strong Company performance in 2007.  Basic EPS is an indicator of a company’s profitability and ROIC is an indicator of how effectively a company allocates its capital into its operations.  The Company uses the following formulas to calculate its basic EPS and ROIC:

Basic EPS

Net Income from Continuing Operations for the reporting period

÷

Weighted average basic common shares outstanding over the reporting period

ROIC

Operating Income x (1 – the Company’s effective income tax rate), all for the reporting period

÷

Total Assets – Cash and Cash Equivalents – Total Current Liabilities (excluding the Current Portion of Long-Term Debt), all as of the end of the reporting period

Actual basic EPS and ROIC for the 2007 reporting period can be calculated using the 2007 financial information included in the 2007 audited financial statements of the Company that were filed with the SEC as part of the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2007, and using the Company’s effective income tax rate of 36.69% for 2007.

The weighting of the basic EPS and ROIC corporate goals for our CEO was 40% basic EPS and 10% ROIC.  The weighting for all other named executive officers was 40% basic EPS and 5% ROIC.  The following table shows the 2007 basic EPS and ROIC corporate goal measures and degrees and percentages of attainment, as approved by the Compensation Committee.  Please note that these corporate goal measures are provided in the limited context of the Company’s 2007 compensation program and should not be understood to be a statement of the Company’s expectations or estimates of results of operations or compensation goals for 2008 or any other year.

Basic EPS and ROIC Corporate Goals - 2007

Corporate Goal	Threshold	Target	Maximum	Result	% Award Result

Basic Earnings Per Share (EPS)	$1.60	$1.68	$1.84	$1.97	200%
Return on Invested Capital (ROIC)	7.1%	7.4%	7.9%	7.8%	180%

The performance measures for the basic EPS and ROIC corporate goals were established in accordance with our operating plan and the earnings and financial guidance provided by the Company at the beginning of 2007.  Our Company adjusted its earnings guidance once in 2007 due to certain corporate events that occurred during the year, including amounts that the Company recognized on the settlement of litigation with certain of our former executive officers, received from certain insurance recovery proceeds and generated from the sale of the Company’s corporate aircraft.  These corporate events positively impacted our resulting 2007 basic EPS and ROIC and our resulting 2007 operational area EBIT that was the basis for our third EICP corporate goal discussed below.

The EBIT corporate goal was related to our generation and commercial operations and transmission and distribution operations business units and was shared by all of our named executive officers except Mr. Barbas.  As described above, we focused Mr. Barbas’ corporate goals as chief executive solely on the Company-wide performance measures of basic EPS and ROIC.  The EBIT corporate goal accounted for 10% of the total EICP goals for each of our non-CEO named executive officers (other than Mr. Stephenson who had a 15% weighting).  Mr. Stephenson’s 15% weighting reflected an additional 5% weighting for the 2007 EBIT of the generation and commercial operations business unit that he manages.

EBIT is an indicator of a company’s profitability from its operations and, for the Company’s purposes, is the Company’s earnings from continuing operations for a reporting period before interest expense and income tax expense for that reporting period.  Our generation and commercial operation and transmission and distribution operation business units are central to the Company’s business, and the Compensation Committee believed that strong performance by named executive officers in achieving EBIT for these operational areas was important for overall Company performance.  These goals had threshold, target and maximum EBIT performance measures.  The target performance measure was based on achieving performance in accordance with our 2007 operating plan for the applicable operational area.  EBIT that was 5% below the Company’s operating plan would result in threshold performance and EBIT that was 10% above the Company’s operating plan would result in maximum performance.  The generation and commercial operations and transmission and distribution operations EBIT corporate objectives for 2007 were met at 165% and 156% of target performance, respectively.

CEO Individual Goals.  The individual goals of our CEO are established by the Compensation Committee in conjunction with the CEO.  For 2007, our CEO’s individual goals consisted of both strategic and operational tasks.  Each of our CEO’s ten individual goals was weighted 5%.  Strategic goals consisted of developing various organizational strategies, plans, systems, objectives and programs related to investor relations, generation segmentation, risk management, communications, utility partnering, corporate values and performance management.   The Compensation Committee measured six of our CEO’s seven strategic goals subjectively (without set threshold, target and maximum performance measures) based on the quality or integration of the specific strategy, plan, system, objective or plan developed by Mr. Barbas.  One strategic objective was measured based on the timeliness of executing the objective and had specific timelines for threshold, target and maximum performance.

Our CEO had the following three operational goals for 2007 and each operational goal had threshold, target and maximum performance measures:

•                  Develop system derived financial statements in a timely manner.  The target performance measures for this goal were based on completion times for developing these financial statements.

•                  Provide reliable energy to our customers, as measured by the Customer Average Interruption Duration Index (CAIDI) (which tracks average restoration time for sustained outages that could affect our customers) and by the System Average Interruption Frequency Index (SAIFI) (which tracks the average number of sustained outages per customer).  Target performance measures were based on industry CAIDI and SAIFI metrics for satisfactory performance by utilities of our size and location.

•                  Bring scrubbers online at two of our power plants in a timely manner and within certain budgetary ranges.  The target performance measures were based on completion times and meeting our capital budgets for these projects.

On average, Mr. Barbas met his operational and strategic individual goals at 113% of target.

Business Unit/Individual Goals for Other NEOs.  The Compensation Committee believes that the CEO is in the best position to recommend executive officer business unit/individual goals that align with the strategic and functional responsibility of these officers.  Annually, each executive officer (other than the CEO) submits his or her proposed business unit/individual goals to our CEO for his review.  Our CEO reviews these goals and then submits recommended business unit/individual goals for these executive officers to the Compensation Committee. For 2007, these business unit/individual goals consisted of strategic and operational tasks related to a named executive officer’s business unit or area.  The weighting of each of the business unit/individual goals ranged from 5% to 20%.

Mr. Gillen’s single operational goal (and related performance measures) was the same as one of our CEO’s operational goals - developing system derived financial statements in a timely manner.  Mr. Gillen’s strategic goals consisted of developing strategies, plans and systems related to risk management, generation segmentation, investor relations and information technology.   These strategic goals were measured subjectively based on the quality of the specific strategy, plan or system developed by Mr. Gillen and did not have specific threshold, target or maximum performance measures.  On average, Mr. Gillen met his operational and strategic business unit/individual goals at 122% of target.

Mr. McCabe had five strategic goals related to developing and implementing a performance management system and a workforce development plan, refining the succession planning process, establishing a corporate values program and preparing an officer stock ownership program.  Each of these strategic goals was measured subjectively based on the quality or integration of the system, plan, process or program.  On average, Mr. McCabe met his strategic business unit/individual goals at 144% of target.

Mr. Meyer had one operational goal related to settling a regulatory lawsuit, which had set performance measures based on the amount of the settlement.  Mr. Meyer also had three strategic goals related to regulatory rates and communications that were measured subjectively without threshold, target or maximum targets.  On average, Mr. Meyer met his operational and strategic business unit/individual goals at 111% of target.

Mr. Stephenson shared the operational goal (and related performance measures) of developing system derived financial statements in a timely manner with Mr. Barbas and Mr. Gillen and had one other operational goal (with threshold, target and maximum performance measures) related to achieving profit levels of his generation and commercial operations business unit.  Target profit levels for this operational goal were based on profit levels achieved by the business unit in prior years. Mr. Stephenson had three strategic goals (with threshold, target and maximum performance measures) related to timely completing the sale/closing of certain peaking generation facilities, attaining incremental financial growth in the generation and commercial operations business unit and partnering with other utilities.  On average, Mr. Stephenson met his operational and strategic business unit/individual goals at 108% of target.

Ms. Cramblit had two operational goals (with set performance measures) related to reducing the Company’s legal fees and to the timing and recovery value of Company-related litigation.  Ms. Cramblit’s only strategic goal related to developing and implementing a business plan that was measured subjectively based on the quality of the implemented plan.  Ms. Cramblit resigned from the Company in October 2007 and her year-end performance in connection with the EICP was not evaluated.

Award Determinations.  At the beginning of a new year, an executive officer’s payout under the EICP formula is calculated based on performance in the previous year.  The Compensation Committee then has discretion to multiply this result by an individual contribution factor of between 0.5 and 1.5 of the initial payout to increase or reduce an executive officer’s annual cash bonus.  Our CEO recommends to the Compensation Committee whether to use an individual contribution factor for each of the other executive officer’s EICP awards and the amount of the factor.  Use of individual contribution factors allows the Compensation Committee to recognize those executive officers who excelled not only in the performance of their goals but also in the manner in which those goals were accomplished (e.g., teamwork, reflecting our corporate values).  For the EICP’s inception year (2006), all individual contribution factor adjustments were required to net to zero or less.  This meant that all EICP payments could not exceed the aggregate pool of funds available under the EICP’s initial payout formula.  For 2007, the Compensation Committee removed the requirement that all individual contribution factor adjustments net to zero or less because it felt that such requirement was not consistent with our emphasis on teamwork and achieving overall Company performance.  The Compensation Committee did not use individual contribution factors to adjust any of the EICP cash awards earned by the named executive officers for 2007.

The performances by the named executive officers in 2007 (other than Ms. Cramblit who resigned from the Company in October 2007) resulted in these named executive officers being paid the 2007 EICP cash bonuses that are included under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 36.  As part of her severance payments, Ms. Cramblit was paid her target EICP award of $108,000.  This amount is included under the “All Other Compensation” column of the Summary Compensation Table on page 36.

Long-Term Incentive Compensation Plans

Equity and Performance Incentive Plan.  The Company has an Equity and Performance Incentive Plan (“EPIP”) that was approved by our shareholders in 2006.  The EPIP authorizes various types of incentive based awards, including, but not limited to, cash, performance shares, restricted stock and stock options.  The Compensation Committee awards incentive based compensation under the EPIP to align an executive’s interests with the interests of our shareholders, to promote teamwork among the participants toward accomplishment of long-term Company goals and to attract and retain executives by allowing them to share in the Company’s success.  Since its adoption, only restricted stock and performance shares have been awarded under the EPIP.  Restricted stock is awarded directly under the EPIP from time to time and performance shares are awarded annually under our Long-Term Incentive Plan developed under the EPIP, as further discussed below.  While the Company has the right to award stock options under the EPIP, no stock options have been awarded under the EPIP.  We have determined that restricted stock and performance shares provide equally motivating forms of equity incentive compensation.  All outstanding stock options previously granted under prior incentive plans or employment agreements were awarded with an exercise price equal to the fair market value of the common stock on the grant date.

The Compensation Committee grants restricted common stock under the EPIP from time to time to reward individual performance and promotions and as an attraction or retention device.  During 2007, based on our CEO’s recommendation, the Compensation Committee awarded Mr. Stephenson 5,000 restricted shares in connection with his promotion to Senior Vice President, Generation and Marketing and 3,000 restricted shares for his exceptional performance in connection with the closing of the sale of certain peaking generation facilities in 2007.  Our CEO determined the number of shares awarded to Mr. Stephenson based on Mr. Stephenson’s contributions that led to his promotion and his performance in the sale of the peaking generation facilities.  The Compensation Committee also, based on our CEO’s recommendation, awarded 11,400 restricted shares to Mr. Gillen in 2007 as part of our retention efforts.  Our CEO determined the number of shares awarded to Mr. Gillen based on what he believed would serve as effective retention of Mr. Gillen.  To attract Mr. McCabe to become our human resources executive, our CEO recommended, and the Compensation Committee approved, granting Mr. McCabe 2,000 restricted shares in connection with his hiring in March 2007.  The amount of this restricted stock award was determined by our CEO based on his assessment of the overall compensation package required to attract Mr. McCabe to our Company.

Long-Term Incentive Compensation Plan.  The Compensation Committee uses our Long-Term Incentive Compensation Plan (the “LTIP”) developed under the EPIP to reward long-term Company performance.  The Compensation Committee awards performance shares annually under the LTIP.  The Compensation Committee believes that awards under the LTIP provide a clear link to the long-term interests of shareholders, because awards are paid only if the Company realizes positive shareholder return performance relative to comparable energy companies over a multi-year period.  The multi-year performance time period also serves as an effective retention device.  Our former LTIP program used cash awards to reward performance.  In connection with evaluating and developing our new LTIP program in 2006, the Compensation Committee determined that the Company should restructure the incentive awards from cash to equity to better link LTIP awards to shareholder value.  The Company has to-date exclusively used performance shares for all awards under our current LTIP plan.

Pursuant to the terms of the LTIP, LTIP awards are based on the Company’s total shareholder return relative to a composite of energy industry peers over a three-year period. Total shareholder return is determined by measuring the appreciation of the Company’s share price over a three-year period, adding the value of dividends declared and paid over that time period and then dividing that amount by the Company’s share price at the beginning of the time period.  Total shareholder return relative to our peers is used because the Compensation Committee believes that it effectively measures the benefit the Company’s shareholders realize on their investment in our common stock compared to investment opportunities in other similar companies, and provides an effective link between pay and long-term performance.  The LTIP program motivates the executive officer to increase total shareholder return to enhance his/her overall compensation under the program.  Not only is the LTIP earned in shares of Company common stock, but an executive officer will earn more common shares as our total shareholder return increases compared to our peers.  As a result, the LTIP aligns the executive officer’s interests with those of our shareholders.

Under the LTIP, a new three-year cycle begins each year.  At the end of every three-year cycle, our total shareholder return is compared with a group of peer utilities to determine the number of shares earned relative to a predetermined payout schedule.  We have used the utilities in the Standard & Poor’s Utility

Index as a comparator group for our LTIP payout schedule in order to be consistent with market practices for equity-based plans based on total shareholder return generally used by other energy companies.

Payouts under the LTIP are made at the conclusion of each three-year cycle.  With the assistance of Towers Perrin, the Compensation Committee determined the payout schedule set forth below for the 2007-2009 LTIP cycle.  This payout schedule also was adopted in 2006 for the 2004-2006, 2005-2007 and 2006-2008 LTIP cycles.

LTIP Payout Schedule

Percentile Rank Versus Peers	% of Target Shares Earned
90th %ile	200%
75th %ile	150%
50th %ile	100%
40th %ile	50%
Below 40th %ile	0%

Based on information from Towers Perrin, this payout schedule is aligned with market practices both within and outside of the utility industry.  This payout schedule is also consistent with our philosophy of linking executive officer compensation with Company performance.  For an executive officer to receive any performance shares, our total shareholder return for the cycle must place the Company at or above the 40th percentile of public utilities listed in the Standard & Poor’s Utility Index.  Amounts above the 40th percentile will be interpolated to calculate the performance shares earned for the cycle.

Under the LTIP, each participating executive officer receives a target LTIP opportunity as a percentage of base salary.  In 2007, the Compensation Committee established the following named executive officer target LTIP opportunities for the 2007-2009 LTIP cycle.  For each named executive officer, except Mr. McCabe who joined the Company in 2007, these target opportunities are the same target opportunities that were established by the Compensation Committee in 2006 for the 2004-2006, 2005-2007 and 2006-2008 LTIP cycles.  In connection with his hiring in 2007, Mr. McCabe received a performance share award for the 2007-2009 LTIP cycle and pro-rated performance share awards for the 2005-2007 and 2006-2008 LTIP cycles, each based on a target opportunity of 50%.  The LTIP target opportunities for all of the named executive officers are as follows:

Mr. Barbas	100%
Mr. Gillen	85%
Mr. McCabe	50%
Mr. Meyer	50%
Mr. Stephenson	70%
Ms. Cramblit	50%

Target LTIP opportunity percentages were benchmarked by Towers Perrin to our Benchmarking Survey (or the Energy Position Survey with respect to Mr. Stephenson).  In connection with this process, Towers Perrin informed the Compensation Committee that it had changed the methodology used for its LTIP benchmarking.  This change resulted in a slight decrease in the comparative market percentiles of the benchmarking surveys and a corresponding increase in relative benchmarked percentile rankings for the named executive officers’ existing LTIP bonus opportunities that had been set in 2006.  The Compensation Committee chose not to adjust target LTIP bonus opportunity percentages downward from their 2006 levels based on the benchmarking results under Tower Perrin’s new methodology.  Rather, the

Compensation Committee decided to maintain the existing target opportunities for the 2007-2009 LTIP cycle and evaluate market data under Towers Perrin’s new methodology for future cycles.

Mr. Barbas’ LTIP bonus opportunity was set at the 50th percentile of our Benchmarking Survey.  Unlike his base salary, but similar to his EICP bonus opportunity, Mr. Barbas’ LTIP bonus opportunity was set at the 50th percentile in order to adequately motivate Mr. Barbas to achieve outstanding long-term Company performance and for internal pay equity considerations.  Similar to their base salaries and EICP bonus opportunities, and for the reasons discussed under the base salaries and EICP bonus opportunities sections above for them, Messrs. Gillen’s, McCabe’s, Meyer’s and Stephenson’s LTIP bonus opportunities were set above the 50th percentile of our Benchmarking Survey (or the Energy Position Survey with respect to Mr. Stephenson).  We also established Ms. Cramblit’s LTIP opportunity after consideration of the same factors discussed above in connection with setting her base salary and EICP bonus opportunity.  Ms. Cramblit’s LTIP bonus opportunity was above the 50th percentile of our Benchmarking Survey, which deviation from the 50th percentile was a result of Towers Perrin’s new methodology for benchmarking LTIP opportunities.

An executive officer’s LTIP opportunity is multiplied by his/her annual base salary to get a target LTIP value.  The target LTIP value is then divided by the stock price at the grant date of performance shares to get the number of target performance shares that could be earned at the end of the cycle.  The target number of performance shares for the 2007-2009 LTIP cycle that each of the named executive officers (other than Ms. Cramblit who resigned from the Company in October 2007) may earn at the end of the cycle is as follows:  Mr. Barbas – 17,286 performance shares; Mr. Gillen – 9,825 performance shares; Mr. McCabe – 3,914 performance shares; Mr. Meyer – 3,852 performance shares; and Mr. Stephenson – 6,192 performance shares.  Due to her resignation from the Company in 2007, Ms. Cramblit’s 2007-2009 LTIP cycle award was forfeited and she will not be entitled to earn any performance shares for that cycle.

To determine the actual number of performance shares earned at the end of a cycle, the Company’s total shareholder return at the end of the cycle is compared against the payout schedule for that cycle.  The 2005-2007 LTIP cycle ended on December 31, 2007.  Our relative total shareholder return performance for the 2005-2007 transition cycle was below the 40th percentile.  This performance resulted in no performance shares being earned for the 2005-2007 LTIP cycle.  Mr. Gillen and Mr. Stephenson each earned a cash payment in 2007 of $85,300 from the last of three installments from a prior three-year cycle granted under our former cash-based LTIP plan.  These cash payments are included under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 36, and the former cash-based LTIP plan is discussed in the narrative following that table.

Management Stock Incentive Plan.  We have maintained a Management Stock Incentive Plan (the “MSIP”) for key employees selected by the Compensation Committee under which stock incentive units were granted to MSIP participants.  Although these awards were discontinued in 2000, Mr. Meyer received cash payouts in 2007 pursuant to MSIP awards granted to him from 1997 to 2000 that vest and are paid out in equal installments from 2003 to 2010.  These cash payments to Meyer in 2007 are included under the “All Other Compensation” column of the Summary Compensation Table on page 36, and the MSIP is discussed further in the narrative following that table.

Severance Pay and Change of Control Plan

In 2006, the Company adopted the Severance Pay and Change of Control Plan.  This plan provides benefits to certain executive officers, including the named executive officers, when their employment is terminated under certain circumstances, including prior to or after a change of control of the Company.  Prior to the adoption of this plan, the manner in which each executive officer would be compensated either as a result of a voluntary or involuntary termination or upon a change of control varied and was based on negotiated terms in individual employment agreements and/or change of control agreements.  We believe that a severance pay and change of control plan is important for the recruitment and retention of executive officers because many energy companies have similar plans or agreements for their executives.  We also believe it is important to provide severance payments to bring certainty and clarity when a separation from service occurs.  In addition, because executive officers are vulnerable to discharge upon a change of control, a provision in the Severance Pay and Change of Control Plan covering a change of control helps to ensure continued employment and dedication of our executive officers despite the concerns they may have regarding their own continued employment before or after a change of control.  To reduce these concerns, our current plan offers executive officers certain market competitive multiples of compensation and benefits in the event of termination in the context of a change of control.

The Company’s severance and change of control arrangements are established separately from, and do not affect, our other compensation elements.  We seek to offer severance and change of control benefits and terms that are common and competitive in the marketplace and that accomplish our purposes discussed above.  In 2007, the following additional benefits were added to our plan:  payment of outplacement services and health insurance premiums.  We added these additional benefits to be consistent with market practices and our goal of providing market competitive benefits.  We may also in our discretion recommend and pay additional severance payments outside of the Severance Pay and Change of Control Plan to terminated executive officers.  In addition to Ms. Cramblit’s benefits under the Severance Pay and Change of Control Plan in connection with her resignation from the Company in October 2007, the Company made a discretionary severance payment of $100,000 to Ms. Cramblit to secure her continuing cooperation and assistance in effectively transitioning her duties to her successor.  Information about the Severance Pay and Change of Control Plan and the amounts of estimated payments and other benefits that could be received by our named executive officers (other than Ms. Cramblit) under the plan is located starting on page 48.  Actual severance benefits paid or payable to Ms. Cramblit in connection with her resignation from the Company are included under the “All Other Compensation” column of the Summary Compensation Table on page 36 and further described on page 52 of this Proxy Statement.

Benefits and Perquisites

Supplemental Executive Defined Contribution Retirement Plan.  We maintain a Supplemental Executive Defined Contribution Retirement Plan (“SEDCRP”) to provide retirement benefits to our executive officers that are lost due to tax regulations which limit executive officer participation in our qualified defined benefit retirement plan (“DP&L Retirement Income Plan”) available to all employees.   We maintain the SEDCRP for attraction and retention purposes and believe that our SEDCRP and the benefits provided under the plan are consistent with emerging trends in the marketplace relative to retirement plan design.  A description of the SEDCRP is located in the narrative on page 46 following the “Nonqualified Deferred Compensation – 2007” table.

Pension Restoration Plan.  The Company maintains a Pension Restoration Plan that restores benefits under the DP&L Retirement Income Plan to an executive officer that are lost due to the executive officer’s election to defer base salary into the Company’s deferred compensation plans.  The Pension Restoration Plan was adopted to keep the DP&L Retirement Income Plan fair to executive officers who otherwise would have received a reduced benefit from the DP&L Retirement Income Plan.

Executive Cash Perquisite Allowance.  For attraction and retention purposes, the Company offers executive officers a cash perquisite allowance of $20,000 per year.  An executive officer may use the cash perquisite allowance to purchase the perquisites that he or she desires, such as financial planning, annual physicals, additional life insurance or disability benefits.  The Compensation Committee determined that this cash allowance amount was reasonable and consistent with perquisites offered to executive officers of other energy companies.

Deferred Compensation Plans for Executive Officers.  The Company maintains plans that allow a select group of highly compensated employees, including the named executive officers, to defer the receipt of all or a portion of their earned pre-tax base salaries and incentive compensation payments.  We believe that providing these types of plans is an important recruitment and retention tool that can be provided at a relatively low cost to the Company.  A description of our deferred compensation plans for executive officers is located in the narrative on page 46 following the “Nonqualified Deferred Compensation - 2007” table.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, recommended to the Board of Directors its inclusion into the 2008 Proxy Statement for submission to all shareholders.

The Compensation Committee is pleased to submit this report to the Company’s shareholders.

Members of the Compensation Committee:

Paul R. Bishop, Chair
W August Hillenbrand, Vice Chair
Barbara S. Graham
Glenn E. Harder
Lester L. Lyles

Appendix A

Benchmarking Survey and Energy Position Survey Companies

Towers Perrin 2006 Energy Services Compensation Database

AES	El Paso	Nicor	SCANA
AGL Resources	Enbridge Energy	NorthWestern Energy	Sempra Energy
Allegheny Energy	Energen	NRG Energy	Southern Company
Allete	Energy East	NSTAR	Southern Union
Ameren	Energy Northwest	Nuclear Management	STP Nuclear Operating
American Electric Power	Enron	NW Natural	SUEZ Energy North America
American Transmission	Entergy	OGE Energy	Targa Resources
Aquila	Equitable Resources	Oglethorpe Power	TECO Energy
Atmos Energy	Eugene Water & Electric Board	Omaha Public Power	Tennessee Valley Authority
Avista	Exelon	ONEOK	TransCanada
California Independent System Operator	FirstEnergy	Otter Tail	TXU
CenterPoint Energy	FPL Group	Pacific Gas & Electric	UIL Holdings
CH Energy Group	Great Plains Energy	PacifiCorp	UniSource Energy
Cleco	Hawaiian Electric	Peoples Energy	United States Enrichment
CMS Energy	IDACORP	Pepco Holdings	Unitil
Colorado Springs Utilities	JEA	Pinnacle West Capital	Vectren
Consolidated Edison	Lower Colorado River Authority	PNM Resources	Westar Energy
Constellation Energy	Markwest Energy	Portland General Electric	Williams Companies
Covanta Energy	MDU Resources	PPL	Wisconsin Energy
Dominion Resources	MGE Energy	Prisma Energy	Wolf Creek Nuclear
DTE Energy	Mirant	Progress Energy	WPS Resources
Duke Energy	National Enrichment Facility	Public Service Enterprise	Xcel Energy
Dynegy	National Fuel Gas	Puget Energy
E.ON U.S.	New York Independent System Operator	Reliant Resources
Edison International	New York Power Authority	Salt River Project

Towers Perrin 2006 Survey of Energy Marketing and Trading Positions

ACES Power Marketing, LLC	Constellation Commodities Group	Mirant Corporation	Split Rock Energy LLC
American Electric Power	Chevron Corp	Nexen Inc.	Sprague Energy Corp.
American Eagle Tankers	Dominion Energy	Nicor Enerchange	Stena Bulk LLC
AGL Resources (Sequent)	Devon Energy	NRG Energy, Inc.	Suez North America
Allegheny Energy – Generation & Mktg	Dynegy Inc.	OGE Energy Corp.	Sunoco, Inc.
Anadarko Petroleum	Edison Mission Energy	ONEOK Energy Services	TransAlta
Apache Corporation	El Paso Energy	Occidental Petroleum Corporation	TransCanada Power Marketing
Atmos Energy Holdings	Enbridge Energy Company	COALTRADE, (Peabody Energy)	The Energy Authority
Avista Energy	EnCana Corporation	PNM Resources, Inc	Tucson Electric Power Company
BG US Services, Inc	E.ON U.S., LLC (formerly LG&E)	PPL Energy Plus, LLC	Tesoro
BP	Exelon PowerTeam	PPM Energy	TOTAL Gas & Power NA
Cargill Power & Gas Markets	FPL Energy, LLC	ProLiance Energy, LLC	TXU Corp.
CenterPoint Energy	Hess Corporation	Reliant Energy	Westar Energy
CHS Inc.	Lower Colorado River Authority	Salt River Project	Williams Power
CITGO Petroleum Corp	Lyondell Chemical Co.	Samson	WPS Energy
ConAgra Foods	Marathon Petroleum Company	Shell Trading
ConocoPhillips	MidAmerican Energy Company	Southern Company

EXECUTIVE COMPENSATION

Set forth below is certain information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, each of our three most highly compensated executive officers for the last fiscal year, and one additional highly compensated executive officer (Ms. Cramblit) who resigned from the Company before the end of the last fiscal year (collectively, the “named executive officers”).  Mr. McCabe, Mr. Meyer and Ms. Cramblit were not named executive officers for 2006 and therefore the Summary Compensation Table below contains only 2007 information for these individuals.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Paul M. Barbas President & CEO	2007	$520,385	$0	$556,202	$492,000	$0	$211,899	$1,780,486
	2006	$101,538	$150,000	$91,080(4)	$0	$0	$233,811	$576,429(4)
John J. Gillen	2007	$350,246	$0	$419,106	$368,951	$32,771	$181,721	$1,352,795
SVP, CFO & Treasurer	2006	$329,846	$0	$489,563	$339,892	$15,566	$190,816	$1,365,683
Daniel J. McCabe SVP, Human Resources	2007	$189,231	$50,000	$114,561	$142,862	$0	$41,419	$538,073
Arthur G. Meyer SVP, Corp. & Reg. Affairs	2007	$234,041	$0	$129,917	$128,200	$75,814	$181,666	$749,638
Gary G. Stephenson SVP, Generation & Marketing	2007	$274,443	$0	$265,734	$309,675	$16,277	$71,170	$937,299
	2006	$252,699	$0	$299,855	$273,621	$9,216	$73,205	$908,596
Miggie E. Cramblit Former SVP, Gen. Counsel & Corp. Sec.	2007	$227,631(1)	$0	$0	$0	$4,016	$517,899	$749,546

(1)   Ms. Cramblit resigned from the Company in October 2007.  The amount reflected in the “Salary” column for Ms. Cramblit includes vacation payout in the amount of $10,385.

(2)   The amount under this column for a named executive officer reflects a cash signing bonus paid to the named executive officer in connection with his hiring by the Company.

(3)   Represents the expense recognized for financial statement reporting purposes for the applicable fiscal year reported in this table in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”) for stock awards granted in that year and in prior years.  This valuation is consistent with amounts we have recorded in our financial statements filed with our Annual Report on Form 10-K less the amounts accounted for in the financial statements for the estimate of forfeitures related to service-based vesting conditions.  See Note 11 to the Company’s financial statements that were filed with the SEC on February 22, 2008 as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for a discussion of the assumptions made in determining the valuations reported for 2006 and 2007.  Due to her resignation from the Company in October 2007, Ms. Cramblit forfeited all of her stock awards (consisting of performance shares awarded under our Long-Term Incentive Plan (“LTIP) in 2006 for the 2005-2007 and 2006-2008 LTIP cycles and in 2007 for the 2007-2009 LTIP cycle).

The amounts recognized for stock awards in the Summary Compensation Table are aggregate amounts that relate to annual accruals for multiple stock-based awards to the named executive officers.  The two sub-tables set forth below specify in more detail the expense recognized in each of 2007 and 2006 for the stock awards of the named executive officers (except Ms. Cramblit who forfeited all of her stock awards upon her resignation from the Company in October 2007).

The Company recognized FAS 123(R) expense in 2007 for restricted stock awards granted in 2007 and 2006, performance share awards for the 2005-2007 and 2006-2008 LTIP cycles granted in 2006 under our LTIP and performance share awards for the 2007-2009 LTIP cycle granted in 2007 under our LTIP.  The following table reflects the expense recognized in 2007 for these stock awards, as applicable, for each of the named executive officers (other than Ms. Cramblit who forfeited her stock awards upon her resignation from the Company).  Mr. Barbas was hired in October 2006 and his stock awards for the 2005-2007 and 2006-2008 LTIP cycles were pro-rated.  Mr. McCabe was hired in March 2007 and his stock awards for the 2005-2007 and 2006-2008 LTIP cycles were also pro-rated.  The performance period for the 2005-2007 LTIP cycle ended on December 31, 2007, and the named executive officers earned no performance shares based on Company performance for that cycle.

FAS 123(R) Expense Recognized in 2007 for Stock Awards

Name	Restricted Stock Awards Expense	2005-2007 LTIP Cycle Award Expense	2006-2008 LTIP Cycle Award Expense	2007-2009 LTIP Cycle Award Expense	Total 2007 Expense
Paul M. Barbas	$126,759	$110,541	$127,018	$191,884	$556,202
John J. Gillen	$90,516	$130,491	$89,036	$109,063	$419,106
Daniel J. McCabe	$16,500	$24,434	$30,179	$43,448	$114,561
Arthur G. Meyer	—	$51,808	$35,350	$42,759	$129,917
Gary G. Stephenson	$62,540	$79,925	$54,534	$68,735	$265,734

The Company recognized FAS 123(R) expense in 2006 for restricted stock awards granted in 2006 and performance share awards for the 2004-2006, 2005-2007 and 2006-2008 LTIP cycles granted in 2006 under our LTIP.  The following table reflects the expense recognized in 2006 for these stock awards, as applicable, for each of Mr. Barbas, Mr. Gillen and Mr. Stephenson.  Mr. McCabe, Mr. Meyer and Ms. Cramblit were not named executive officers for 2006 and therefore no information is displayed for these individuals.  Mr. Barbas was hired in October 2006 and received pro-rated stock awards for the 2005-2007 and 2006-2008 LTIP cycles, but was not eligible to participate in the 2004-2006 LTIP cycle.  The performance period for the 2004-2006 LTIP cycle ended on December 31, 2006, and Mr. Gillen and Mr. Stephenson earned the following performance shares for that cycle:  Mr. Gillen – 5,143 shares; and Mr. Stephenson – 3,150 shares.

FAS 123(R) Expense Recognized in 2006 for Stock Awards

Name	Restricted Stock Awards Expense	2004-2006 LTIP Cycle Award Expense	2005-2007 LTIP Cycle Award Expense	2006-2008 LTIP Cycle Award Expense	Total 2006 Expense
Paul M. Barbas	$31,690	—	$27,635	$31,755	$91,080
John J. Gillen	—	$288,330	$119,617	$81,616	$489,563
Gary G. Stephenson	—	$176,600	$73,265	$49,990	$299,855

(4)   In our previous Proxy Statement for the 2007 Annual Meeting of Shareholders filed with the SEC (March 13, 2007 filing date), Mr. Barbas’ 2006 Stock Awards expense amount was incorrectly reported as $59,390 and, as a result, Mr. Barbas’ 2006 Total amount was incorrectly reported as $544,739.

(5)   Amounts shown here include cash awards under our Executive Incentive Compensation Plan (“EICP”) earned by each named executive officer and a $85,300 cash award under our prior cash-based Long-Term Incentive Plan paid to Mr. Gillen and Mr. Stephenson in each of 2006 and 2007.  Mr. Barbas was hired in October 2006, but was not eligible to participate in the EICP until 2007.  In connection with her resignation from the Company in October 2007, Ms. Cramblit was paid her target EICP award as part of her severance payments.  Severance payments to Ms. Cramblit are included in the “All Other Compensation” column of this Summary Compensation Table and described on page 52 in the “Post-Employment Payments” section of this Proxy Statement.

(6)   The amounts shown here reflect the aggregate increase in the actuarial value of the named executive officer’s benefits under all pension plans established by the Company determined using assumptions consistent with those used in the Company’s financial statements.  The Company did not provide above market or preferential earnings on nonqualified deferred compensation in 2006 or 2007.

(7)   See the two sub-tables set forth below for a description of the amounts shown here for 2007.   Detailed information about “All Other Compensation” for 2006 can be found in our Proxy Statement filed with the SEC (March 13, 2007 filing date) for our 2007 Annual Meeting of Shareholders.

The following sub-table sets forth the compensation elements of the 2007 “All Other Compensation” column of the Summary Compensation Table.

All Other Compensation – 2007

Name	Perquisites & Other Personal Benefits (a)	Tax Reimbursements (b)	Payments/ Accruals on Termination	Registrant Contribution to Defined Contribution Plans (c)	Dividends Paid on Restricted Stock (d)	MSIP (e)	Total
Paul M. Barbas	$59,509	$11,080	$0	$121,550	$19,760	$0	$211,899
John J. Gillen	$72,729	$36,142	$0	$63,958	$8,892	$0	$181,721
Daniel J. McCabe	$21,732	$63	$0	$18,064	$1,560	$0	$41,419
Arthur G. Meyer	$22,431	$63	$0	$22,910	$0	$136,262	$181,666
Gary G. Stephenson	$20,431	$63	$0	$44,956	$5,720	$0	$71,170
Miggie E. Cramblit	$20,299	$0	$495,600	$2,000	$0	$0	$517,899

(a)   See details for this column in the “Perquisites and Other Personal Benefits – 2007” sub-table set forth below.

(b)   Represents amounts for reimbursements of taxes owed with respect to certain perquisites and personal benefits.

(c)   Includes (i) for each named executive officer, the maximum annual $2,000 matching contribution paid by the Company under the Company’s qualified defined contribution plan, which plan and matching benefit are available to all Company employees and (ii) for each named executive officer, except Ms. Cramblit who resigned from the Company in October 2007, the Company’s 2007 contribution to the Supplemental Executive Defined Contribution Retirement Plan.

(d)   Represents dividends paid on unvested restricted stock that were not factored into the grant date fair value of the restricted stock awards.

(e)   Represents cash payouts in 2007 under our Management Stock Incentive Plan for awards granted in prior years that vest and are paid out in cash ratably over a period of five years beginning in the sixth year from the year of grant.

The following sub-table sets forth a summary of the perquisites and other personal benefits paid to named executive officers in 2007 and included in the “All Other Compensation - 2007” sub-table above.

Perquisites and Other Personal Benefits – 2007

Name	Perquisite Allowance	Temporary Living Costs (a)	Relocation Costs (a)	Spousal Personal Charter Flights (a)	Spousal Food and Beverage Expense (a)	Commuting Flights (a)	Personal Use of Company Car (b)	Charitable Contribution Matches (c)	Gifts (a)	Total
Paul M. Barbas	$20,000	$2,945	$30,523	$4,724	$568	$0	$617	$0	$132	$59,509
John J. Gillen	$20,000	$24,524	$0	$0	$0	$23,860	$1,914	$2,000	$431	$72,729
Daniel J. McCabe	$20,000	$0	$0	$0	$0	$0	$0	$1,600	$132	$21,732
Arthur G. Meyer	$20,000	$0	$0	$0	$0	$0	$0	$2,000	$431	$22,431
Gary G. Stephenson	$20,000	$0	$0	$0	$0	$0	$0	$0	$431	$20,431
Miggie E. Cramblit	$20,000	$0	$0	$0	$0	$0	$0	$0	$299	$20,299

(a)   Amounts reflect actual out-of-pocket costs paid by the Company or paid by the individual and reimbursed by the Company.

(b)   Amounts reflect the costs incurred by the Company under the Internal Revenue Service 2007 optional standard mileage rate of $.485 per mile.

(c)   Amounts reflect charitable matching contributions by the Company pursuant to a Company charitable matching program available to all directors and employees under which the Company matches contributions to certain organizations up to $2,000 per year.

Participation Agreements to Executive Officer Compensation Program.

As indicated in the “Compensation Discussion and Analysis” section of this Proxy Statement starting on page 19, the key components of compensation paid to Company executive officers that are reflected in the Summary Compensation Table were established under our executive officer compensation program that was adopted in 2006.  The executive officer compensation program and its key components, such as our Executive Incentive Compensation Plan and Long-Term Incentive Plan, are described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

All executive officers, including the named executive officers, sign Participation Agreements electing to participate in the Company’s executive officer compensation program.  As a condition to participation in the program, each executive officer agrees not to, during his or her employment and for a period of two years following termination of employment, solicit Company employees, interfere with the Company’s employee relationships or solicit the Company’s retail customers.  Under their Participation Agreements, certain named executive officers waived certain rights, and retained certain other rights, under their pre-existing employment agreements and/or other agreements.  In addition, Mr. Barbas was granted a signing bonus and relocation and temporary living benefits under the Participation Agreement he signed in connection with his October 2006 hiring and Mr. McCabe was granted a signing bonus under the Participation Agreement he signed in connection with his March 2007 hiring.  The following describes the compensation and benefits outside of the Company’s executive officer compensation program that each named executive officer is entitled to receive pursuant to his or her Participation Agreement.

Mr. Barbas was hired on September 5, 2006 as President and Chief Executive Officer, effective October 2, 2006, with an annual base salary of $480,000.  On September 8, 2006, Mr. Barbas entered into a Participation Agreement under which he is eligible to participate in our executive officer compensation program.  Mr. Barbas’ Participation Agreement also granted to him a $150,000 signing bonus and reimbursement for expenses associated with his relocation from Lewes, Delaware to Dayton, Ohio, including (a) customary real estate commission fees associated with the sale of his primary residence (or the purchase by the Company of the primary residence if it did not sell within a reasonable time period); (b) reasonable expenses for house hunting trips; and (c) temporary living expenses.

Mr. Gillen signed a Participation Agreement on June 29, 2006, which granted to him the opportunity to participate in our executive compensation program.  In consideration of his agreement to waive his rights under a pre-existing employment agreement, Mr. Gillen was permitted to keep the following pre-existing compensation and benefits:

•      The right to receive certain relocation and commuting benefits from the Philadelphia, Pennsylvania area to the Dayton, Ohio area and temporary living benefits, including (a) reimbursement for reasonable expenses in relocating Mr. Gillen’s family and family residence from the Philadelphia, Pennsylvania area to the Dayton, Ohio area; (b) reimbursement for rental of temporary furnished housing in the greater Dayton, Ohio area and expenses for utilities associated with such temporary housing; (c) reimbursement for travel expenses between Dayton, Ohio and the Philadelphia, Pennsylvania area, including reimbursement for mileage, airfare and airport parking expenses; (d) reimbursement for customary real estate commissions incurred in the sale of Mr. Gillen’s current residence in the Philadelphia, Pennsylvania area, and the cost of an appraisal for a residence in the Dayton, Ohio area; (e) upon the closing of the sale of Mr. Gillen’s residence in the Philadelphia, Pennsylvania area, a moving incentive bonus equal to 3% of the sale price of such residence, not to exceed $50,000; (f) use of a Company car; and (g) to the extent any of the foregoing would subject Mr. Gillen to income or other taxation, an additional amount sufficient to gross up for the amount of such taxes.  If Mr. Gillen should resign or the Company terminates him for cause within one year of his relocation to the Dayton, Ohio area, he is required to reimburse the Company for the benefits paid to him.

•      The option to purchase up to 30,000 Company common shares at an exercise price of $25.00 per share pursuant to a Management Stock Option Agreement dated December 29, 2004.

•      The right to receive from the Company an option to purchase up to 20,000 Company common shares upon the earlier of the date Mr. Gillen relocates his primary residence and his family to the Dayton, Ohio area and a change of control of the Company.

•      The right to receive amounts payable under our prior cash-based Long-Term Incentive Plan that were awarded in prior years and are payable as the amounts vest.  Our prior cash-based Long-Term Incentive Plan is described further below.

Mr. McCabe signed a Participation Agreement effective January 13, 2007, which granted to him the opportunity to participate in our executive officer compensation program.  Mr. McCabe’s Participation Agreement also granted to him a $50,000 signing bonus for joining our Company in March 2007.

Mr. Meyer signed a Participation Agreement on March 6, 2006, which granted to him the opportunity to participate in our executive officer compensation program.  In consideration of his agreement to waive his rights under pre-existing employment and letter agreements, Mr. Meyer was permitted to keep the following pre-existing compensation and benefits:

•      The right to receive amounts payable under our Management Stock Incentive Plan, subject to certain non-competition and confidentiality obligations.  Our Management Stock Incentive Plan is described further below.

•      The right to receive Company-paid lifetime medical coverage for himself and his family upon his resignation or termination of employment with the Company.

•      The right to receive certain supplemental retirement benefits awarded to him in previous years under a prior Supplemental Executive Retirement Plan of the Company.

•      The option to purchase up to 50,000 Company common shares at an exercise price of $29.625 per share pursuant to a Management Stock Option Agreement dated January 1, 2001.

Mr. Stephenson signed a Participation Agreement on February 27, 2006, which granted to him the opportunity to participate in our executive officer compensation program.  In consideration of his agreement to waive his rights under a pre-existing employment agreement, Mr. Stephenson was permitted to keep his right to receive amounts payable under our prior cash-based Long-Term Incentive Plan.

Ms. Cramblit signed a Participation Agreement on February 23, 2006, which granted to her the opportunity to participate in our executive officer compensation program.  Ms. Cramblit’s Participation Agreement did not entitle her to any other compensation or benefits outside of the executive officer compensation program.

Prior Cash-Based Long-Term Incentive Plan.

As noted above, Mr. Gillen and Mr. Stephenson were entitled to receive cash payments under the Company’s prior cash-based Long-Term Incentive Plan (“Old LTIP”) based on Old LTIP awards granted in prior years.  The Old LTIP was replaced by our current Long-Term Incentive Plan in 2006 and our current LTIP plan is described in the “Compensation Discussion and Analysis” section of this Proxy Statement.  Similar to our current LTIP, awards under the Old LTIP were conditioned on the total shareholder return of the Company compared to a group of other public utilities over a three-year time-period.  An individual was granted an award under the Old LTIP at the beginning of a three-year cycle and the award was earned at the end of the cycle based on relative performance during the cycle.  The resulting award becomes vested and is paid to an individual in equal installments of cash over a three-year time period.  An individual generally had to be employed by the Company or its subsidiaries at the end of the applicable fiscal year to receive his or her cash award payment.  The last payments payable under the Old LTIP were based on awards granted for the 2003-2005 cycle that vested in equal installments in 2005, 2006 and 2007.  Cash payments under the Old LTIP are included under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Management Stock Incentive Plan.

Mr. Meyer is a participant in a Management Stock Incentive Plan (“MSIP”) maintained by the Company.   Under the MSIP, stock incentive units (“SIUs”) were granted by the Compensation Committee to MSIP participants.  Each SIU represented one Company common share.  SIUs were earned based on the achievement of performance criteria set by the Compensation Committee and vested over time (subject to acceleration of earning and vesting on the occurrence of certain events or at the discretion of our Chief Executive Officer or the Compensation Committee).  Earned SIUs were credited to a participant’s account under the MSIP and were entitled to dividends like our common shares, which were reinvested as additional SIUs.

New awards, and future dividends on all awards, under the MSIP were discontinued in 2000.  MSIP awards become vested, and are paid out in cash, ratably over a period of years beginning in the sixth year from the year of grant.  The actual payout of an award is calculated using an average of the month-end closing Company stock price for the three months preceding the payment date.  An individual generally must be employed by the Company on the vesting date in order to receive a vested MSIP award.  Mr. Meyer received cash payouts in 2007 pursuant to awards previously granted to him from 1997-2000.  The cash payout amount of MSIP awards that vested and were paid to Mr. Meyer in 2007 is included under the “All Other Compensation” column of the Summary Compensation Table.

Grants of Plan-Based Awards – 2007

The following table sets forth a summary of the non-equity and equity-based awards made to the named executive officers during 2007.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Awards ($)
Paul M. Barbas	02/19/07	$159,000	$318,000	$636,000					—
Paul M. Barbas	02/19/07				8,643	17,286	34,572		$610,542
John J. Gillen	02/19/07	$88,600	$177,200	$354,400					—
John J. Gillen	02/19/07				4,913	9,825	19,650		$347,019
John J. Gillen	04/27/07							11,400	$362,064
Daniel J. McCabe	03/05/07	$42,000	$84,000	$168,000					—
Daniel J. McCabe	03/05/07				605	1,209	2,418		$24,434
Daniel J. McCabe	03/05/07				1,330	2,660	5,320		$66,394
Daniel J. McCabe	02/19/07				1,957	3,914	7,828		$138,242
Daniel J. McCabe	03/05/07							2,000	$59,400
Arthur G. Meyer	02/19/07	$41,335	$82,670	$165,340					—
Arthur G. Meyer	02/19/07				1,926	3,852	7,704		$136,053
Gary G. Stephenson	02/19/07	$71,750	$143,500	$287,000					—
Gary G. Stephenson	02/19/07				3,096	6,192	12,384		$218,701
Gary G. Stephenson	02/01/07							3,000	$86,910
Gary G. Stephenson	08/01/07							5,000	$133,000
Miggie E. Cramblit	02/19/07	$54,000	$108,000	$216,000					—
Miggie E. Cramblit	02/19/07				2,202	4,403	8,806		$155,514

Messrs. Barbas, Gillen, McCabe, Meyer and Stephenson and Ms. Cramblit each were granted a non-equity incentive plan award under our Executive Incentive Compensation Plan (“EICP”) in 2007.  The EICP is a performance-based, non-equity incentive plan based on annual corporate and business unit/individual goals.  The EICP is more thoroughly described starting on page 25 in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Messrs. Barbas, Gillen, McCabe, Meyer and Stephenson and Ms. Cramblit each were granted an equity incentive plan award of performance shares under our Long-Term Incentive Plan (“LTIP”) in 2007 for the 2007-2009 LTIP cycle.  In connection with his hiring in March 2007, Mr. McCabe was also granted two pro-rated performance share awards under the LTIP for the 2005-2007 and 2006-2008 LTIP cycles.  Awards under the LTIP are conditioned upon the total shareholder return of the Company over a three-year time period compared to a group of other public utilities.  The LTIP is more thoroughly described starting on page 30 in the “Compensation Discussion and Analysis” section of this Proxy Statement.    Generally, each officer must be employed by the Company or its subsidiaries at the end of the applicable cycle in order to receive his or her LTIP award for that cycle.  Each officer earns dividends and has voting rights only on the earned performance shares that he or she receives at the end of the cycle.  All of Ms. Cramblit’s outstanding LTIP awards were forfeited upon her resignation from the Company in October 2007.

Messrs. Gillen, McCabe and Stephenson each received restricted stock awards in 2007 under our Equity and Performance Incentive Plan (“EPIP”).  The EPIP is a performance-based incentive plan approved by our shareholders in 2006 and is more thoroughly described starting on page 29 in the “Compensation Discussion and Analysis” section of this Proxy Statement.  Mr. Gillen’s award of 11,400 restricted common shares vests on April 27, 2010 and has a grant date stock price of $31.76 per share.  Mr. McCabe’s award of 2,000 restricted common shares vests on March 5, 2010 and has a grant date stock price of $29.70 per share.  Mr. Stephenson’s award of 3,000 restricted common shares vests in increments of 1,000 shares on each of February 1, 2008, 2009 and 2010 and has a grant date stock price of $28.97 per share, and his award of 5,000 restricted common shares vests on August 1, 2011 and has a grant date stock price of $26.60 per share.  Messrs. Gillen, McCabe and Stephenson receive dividends as declared and paid on, and have voting rights with respect to, their restricted common shares.  Upon vesting of an individual’s restricted common shares, shares of Company common stock are issued to the individual from the Company’s treasury.  Each of Messrs. Gillen’s, McCabe’s and Stephenson’s opportunity to receive vested common shares generally is contingent upon his continued employment on the vesting date.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table sets forth a summary of all option and stock awards of the named executive officers that were outstanding as of December 31, 2007.

	Option Awards				Stock Awards
					Number		Market Value of Shares	Equity Incentive Plan Awards: Number of Unearned Shares,	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares,
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	of Shares or Units of Stock That Have Not Vested (#)		or Units of Stock That Have Not Vested ($)(7)	Units or Other Rights That Have Not Vested (#)(8)	Units or Other Rights That Have Not Vested ($)(7)

Paul M. Barbas	—				19,000	(3)	$563,350	15,368	$455,646
John J. Gillen	30,000	(1)	$25.00	12/29/2014	11,400	(4)	$338,010	9,955	$295,166
Daniel J. McCabe	—				2,000	(5)	$59,300	3,287	$97,460
Arthur G. Meyer	50,000	(2)	$29.63	01/01/2011	—		—	3,928	$116,465
Gary G. Stephenson	—				8,000	(6)	$237,200	6,185	$183,370
Miggie E. Cramblit	—				—		—	—	—

(1)                      Of Mr. Gillen’s 30,000 options, 10,000 options vested on December 21 of each of 2005, 2006 and 2007.

(2)                      Mr. Meyer’s 50,000 options vested on January 1, 2006.

(3)                      Mr. Barbas received an award of 19,000 restricted common shares (grant date stock price of $27.12 per share) from the Company in connection with his hiring in October 2006.  Of the 19,000 restricted common shares awarded, 10,000 vest on December 31, 2011 and 9,000 vest on December 31, 2009, assuming Mr. Barbas is employed by the Company or its subsidiaries on the vesting date.

(4)                      Mr. Gillen received an award of 11,400 restricted common shares (grant date stock price of $31.76 per share) in 2007.  These 11,400 restricted common shares vest on April 27, 2010, assuming Mr. Gillen is employed by the Company or its subsidiaries on the vesting date.

(5)                      Mr. McCabe received an award of 2,000 restricted common shares (grant date stock price of $29.70 per share) in connection with his hiring in March 2007.  These 2,000 restricted common shares vest on March 5, 2010, assuming Mr. McCabe is employed by the Company or its subsidiaries on the vesting date.

(6)                      Mr. Stephenson received an award of 3,000 restricted common shares (grant date stock price of $28.97 per share) in 2007 in connection with his 2006 performance.  Of the 3,000 restricted common shares awarded, 1,000 shares vested on February 1, 2008 and 1,000 shares vest on February 1 of each of 2009 and 2010, assuming Mr. Stephenson is employed by the Company or its subsidiaries on the vesting date.  Mr. Stephenson also received an award of 5,000 restricted common shares (grant date stock price of $26.60 per share) in 2007 in connection with his promotion in 2007.  These 5,000 restricted common shares vest on August 1, 2011, assuming Mr. Stephenson is employed by the Company or its subsidiaries on the vesting date.

(7)                      These values are based on the closing market price of Company common stock on December 31, 2007 of $29.65 per share.

(8)                      Represents the number of performance shares awarded to each named executive officer for the 2006-2008 and 2007-2009 LTIP cycles under the Company’s Long-Term Incentive Plan, assuming threshold performance.  The 2006-2008 LTIP awards vest on December 31, 2008 and the 2007-2009 LTIP awards vest on December 31, 2009.  Ms. Cramblit forfeited her LTIP performance share awards upon her resignation from the Company in October 2007.

Pension Benefits – 2007

The following table sets forth the number of years of credited service and the estimated present value of accumulated benefit (in each case, computed as of the pension plan measurement date used for our fiscal year ended December 31, 2007 audited financial statements) for the named executive officers under The Dayton Power and Light Company Retirement Income Plan (the “DP&L Retirement Income Plan”) and our Supplemental Executive Retirement Plan (“SERP).  During 2007, no payments or benefits under these plans were paid to any of the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Paul M. Barbas	DP&L Retirement Income Plan	0	$0
John J. Gillen	DP&L Retirement Income Plan	2	$48,337
Daniel J. McCabe	DP&L Retirement Income Plan	0	$0
Arthur G. Meyer	DP&L Retirement Income Plan	14	$427,663
Arthur G. Meyer	SERP	14	$563,782
Gary G. Stephenson	DP&L Retirement Income Plan	2	$25,493
Miggie E. Cramblit	DP&L Retirement Income Plan	4	$72,594

The DP&L Retirement Income Plan is a qualified defined benefit plan that provides retirement benefits to employees of the Company, including the named executive officers, who have attained age 21 and completed at least one year of service.  In general, employees receive pension benefits in an amount equal to (a) 1.25% of the employee’s final average base salary pay plus 0.45% of the employee’s final average base salary pay in excess of his or her Social Security wages, multiplied by (b) the employee’s years of service (not exceeding 30 years).  No extra years of service are credited under the terms of the DP&L Retirement Income Plan.  Generally, an employee’s normal pension retirement benefits are fully available on his or her 65th birthday.   If an employee is no longer employed by the Company prior to vesting in the DP&L Retirement Income Plan (five years), the employee forfeits his or her pension benefits.  Early retirement benefits are available to employees at any time once they reach age 55 and have 10 years of vesting service.  However, if pension payments start before reaching age 62, the monthly benefit is reduced by 3/12% for each month before age 62.  Employees that retire before age 65 receive

$187.50 per month until age 65 in addition to the regular pension benefit.  Mr. Meyer is the only named executive officer eligible for this early retirement alternative.  Generally, pension benefits under the DP&L Retirement Income Plan are paid in monthly installments upon retirement; however, such benefits may be paid in a lump sum depending on the amount of pension benefits available to the employee.  Employees have a right to choose a marriage option.  If this option is chosen, pension benefits to the employee are reduced.

The Company established, effective January 1, 1977, a supplemental retirement plan for key employees of the Company (the “SERP”) to provide retirement benefits to these key employees that were lost due to tax regulations that imposed certain limits on the key employees under the DP&L Retirement Income Plan.  Of the named executive officers, only Mr. Meyer participated in the SERP.  SERP benefits were no longer awarded after December 2004.  Mr. Meyer retained his rights to supplemental retirement benefits under the SERP, but his benefit was frozen at the 2004 level, such that no future changes in years of service or compensation would be reflected in the calculation of his benefit.   The benefits under the SERP are paid in monthly installments upon retirement; however, such benefits may be paid in a lump sum if requested by the executive and approved by the Compensation Committee.  An executive has the right to choose a marriage option.  If this option is chosen, SERP benefits to the executive are reduced.

See Note 9 to the Company’s financial statements that were filed with the SEC on February 22, 2008 as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for a discussion of the assumptions made in quantifying the present values of the accumulated benefit reflected in the table above for the DP&L Retirement Income Plan and the SERP.

Nonqualified Deferred Compensation – 2007

The following table sets forth information concerning compensation deferred by our named executive officers under our Supplemental Executive Defined Contribution Retirement Plan, 2006 Deferred Compensation Plan, Key Employees Deferred Compensation Plan and current Long-Term Incentive Plan.

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Paul M. Barbas	$119,550	$0	$119,550
John J. Gillen	$61,958	$5,066	$122,133
Daniel J. McCabe	$16,064	$0	$16,064
Arthur G. Meyer	$20,910	$13,537	$294,873
Gary G. Stephenson	$42,956	$1,745	$78,513
Miggie E. Cramblit	$0	$1,279	$21,624

(1)              All contributions set forth in this column were made under the Company’s Supplemental Executive Defined Contribution Retirement Plan and are also reported under the “All Other Compensation” column for 2007 in the Summary Compensation Table.

(2)              None of the aggregate earnings set forth in this table are included in the Summary Compensation Table because such aggregate earnings were not above-market earnings.

(3)              Of the amounts shown, the following amounts were reported as compensation under the “All Other Compensation” column for 2006 in the Summary Compensation Table:  Mr. Barbas - $0; Mr. Gillen – $55,109; and Mr. Stephenson - $33,812.  Mr. McCabe, Mr. Meyer and Ms. Cramblit were not named executive officers for 2006 and therefore their 2006 compensation was not reported in the Summary Compensation Table.

Our Supplemental Executive Defined Contribution Retirement Plan (“SEDCRP”) is a nonqualified defined contribution retirement plan that provides additional retirement benefits to certain executive officers, including the named executive officers, beyond the dollar limitation on compensation imposed under U.S. tax laws.  Each year, the Company records a contribution for each named executive officer equal to 15% of the officer’s annual base salary and EICP cash bonus award that exceeds the annual limits imposed by the tax laws ($225,000 in 2007).  Vesting for these benefits occurs after five years of service or upon death, disability or a change of control.  SEDCRP amounts are credited to an account for the participant and hypothetical investments are made and credited as designated by the participant.   Investment options include tracking units of publicly traded mutual funds.  DPL stock is not an eligible investment option.  Participants may change their investment selections quarterly.  Annual payments to participants commence generally six months after termination of employment due to retirement, and continue for five years.  If the balance in the executive’s account is $100,000 or less at the time of separation from service, the executive’s entire account balance is paid in full as a lump sum.  If separation is due to the disability or death of the participant or due to a change in control, distributions may be accelerated and also paid as a lump sum.

We also maintain the 2006 Deferred Compensation Plan for Executives (the “DCP”), and the Key Employees Deferred Compensation Plan (the “KEDCP”), which allow a select group of highly compensated employees, including the named executive officers, to defer the receipt of all or a portion of their earned pre-tax base salaries and incentive compensation cash payments.  The DCP was adopted in 2006 as a successor to the KEDCP.  Although certain named executive officers have deferred compensation into the KEDCP in the past, all deferrals made after December 2006 must be made under the DCP.

If an individual elects to defer any amount of his or her cash compensation, such deferred amounts are not reported (for tax purposes) as compensation in the year earned and are credited to the individual’s deferred compensation plan account.  We provide for our obligations to participants under the KEDCP through a master trust, but the DCP is an unfunded plan.  Deferred amounts under either plan are credited to a separate account for the participant and hypothetical investments are made and credited as designated by the participant.  Company restricted stock units are an eligible investment option under the KEDCP, but not under the DCP.  Company restricted stock units held under the KEDCP are entitled to dividend equivalents as declared and paid that are reinvested in additional restricted stock units.  Restricted stock units under the KEDCP are not entitled to voting rights.  Deferred compensation plan account balances accrue earnings based on the investment options selected by the participant.  Participants may change their investment selections quarterly.  Plan account balances generally are paid following the termination of the participant’s employment with us (subject to a hardship exception for early withdrawal under the DCP).  Payments are paid in a lump sum or in installments over a period of up to 20 years, as determined by the participant’s deferral election form.  In-service distributions generally are not allowed.  In certain circumstances, the KEDCP provides for a 10% penalty for early withdrawal.  Payments under the DCP are made in cash.  Balances under the KEDCP that were not invested in Company restricted stock units are paid in cash and balances under the KEDCP that were invested in Company restricted stock units are paid in Company common shares.

Our current LTIP has a deferral feature that grants to each named executive officer the right to defer receipt of earned performance shares under the LTIP pursuant to a written election completed by the executive.  Any performance shares so deferred are credited to an account in the executive officer’s name and are 100% vested at all times.  Deferred performance shares earn dividends as declared and paid that are reinvested in additional performance shares.  Deferred performance shares are not entitled to voting rights until distribution to the participant.  The minimum deferral period is the lesser of one year and termination of employment, subject to a hardship exception for early withdrawal.  Payment of deferred performance shares is made in a lump sum (mandatory for account balances less than $500) or in annual installments over a period of up to 20 years, as provided in the executive officer’s deferral election form.  There are certain circumstances (e.g., the executive officer’s account is less than $500 at termination of employment or a change of control has occurred) which require an immediate payment of common shares to the executive officer regardless of his or her deferral election form.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2007, with respect to our equity compensation plans under which shares of our equity securities may be issued.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders:

DPL Inc. Stock Option Plan (1)	946,500	$24.09	5,148,500

DPL Inc. 2006 Equity and Performance Incentive Plan (EPIP) (2)			4,279,515

Long Term Incentive Plan – Performance Shares (LTIP)	142,108	N/A

Restricted Stock	42,200	N/A

Non-Employee Director Restricted Stock Units – Annual Board Retainer Equity Grant	13,573	N/A

Equity compensation plans not approved by security holders:

Directors’ Deferred Stock Compensation Plan (3)	343,998	N/A	See Note (3)

Total	1,488,379		9,428,015

(1)          With the approval of the EPIP by shareholders on April 26, 2006, the Company announced its intention that no new awards would be granted under the DPL Inc. Stock Option Plan.  Shares relating to awards that are forfeited or terminated under the DPL Inc. Stock Option Plan may be used for awards granted under the EPIP.

(2)          Performance shares issued upon achievement of required performance conditions, restricted stock and restricted stock units settled as common stock will be issued from Company treasury stock.  The Company believes it has sufficient treasury stock to satisfy all performance shares, restricted stock and restricted stock units authorized under the EPIP.

(3)          The Directors’ Deferred Stock Compensation Plan previously provided for the annual award of our common shares to non-employee directors for their services as directors.  All shares awarded under the Directors’ Deferred Stock Compensation Plan are held under a master trust.  The Directors’ Deferred Stock Compensation Plan does not have a stated maximum number of shares.  We have provided for our obligations under the Directors’ Deferred Stock Compensation Plan by market purchases of our common shares by the trustee of the master trust.  Accordingly, issuance of shares to directors under this plan will not increase the number of our common shares issued.  Additional description of the Directors’ Deferred Stock Compensation Plan is located on page 10 of this Proxy Statement.

Post-Employment Payments

Set forth below are a discussion and two tables describing post-employment payments that could be paid to current named executive officers who terminate their employment with us.  The discussion describes generally the post-termination payments and benefits that these named executive officers are entitled to receive under our Severance Pay and Change of Control Plan (the “Severance Plan”) and other plans and agreements not generally available to all Company employees that contain termination and change of control provisions.  The first table summarizes the types of payments and benefits that would be paid, as applicable, to these named executive officers if their employments with the Company were terminated under various scenarios.  The second table sets forth the values of the post-employment payments and benefits, on a per compensation item basis, payable to these named executive officers, assuming that the named executive officers’ terminations of employment occurred on December 31, 2007.  A description of the actual post-employment payments and benefits paid, or payable, to Ms. Cramblit in connection with her resignation from the Company in October 2007 is set forth further below.

If the Company terminates a named executive officer without cause and not due to death or disability, and not within a change of control setting, the named executive officer is entitled to receive under our Severance Plan an amount equal to his or her annual base salary rate and target Executive Incentive Compensation Plan (“EICP”) cash award for the year.  This amount would be payable every two weeks over a 12-month period following the date of termination, assuming there are no IRS restrictions impacting the payments.  A named executive officer also would be entitled to receive six months of outplacement services and payment by the Company of the monthly health insurance premium that the Company pays for all active employees, for the lesser of 12 months or the time that the named executive becomes covered under another employer’s health insurance plan.

In a change of control setting where an executive officer is terminated without cause and not due to death or disability, the named executive officer is entitled to receive under the Severance Plan (i) an applicable multiple (three times for the Chief Executive Officer and two times for each other named executive officer) of his or her annual base salary rate, target EICP cash award, standard perquisite allowance and annual Company contribution under our Supplemental Executive Defined Contribution Retirement Plan (the “SEDCRP”), (ii) an additional amount equal to his or her target EICP cash award pro-rated to the date of termination, (iii) his or her target performance share awards under our Long-Term Incentive Plan pro-rated to the date of termination, (iv) six months of outplacement services and (iv) payment by the Company of the monthly health insurance premium that the Company pays for all active employees, for the lesser of (a) 36 months for our Chief Executive Officer or 24 months for the other named executive officers or (b) the time that the named executive officer becomes covered under another employer’s health insurance plan.  A named executive officer also would be entitled to receive reimbursement for any excise taxes imposed by the Internal Revenue Code due to any and all severance payments received under the Severance Plan in a change of control setting.  Severance payments payable to a named executive officer in a change of control setting are payable in a lump sum, assuming there are no IRS restrictions impacting the payments.

Whether or not a change of control has occurred, no payment will be made under the Severance Plan to a terminated named executive officer unless he or she signs a release that contains confidentiality and non-disparagement covenants and agrees to a non-solicitation clause that prohibits the solicitation of Company employees and customers for two years after termination.  A copy of our Severance Plan was filed with the SEC on February 22, 2008 as part of our Annual Report on Form 10-K for fiscal year ended December 31, 2007.

Aside from our Severance Plan, the following Company plans and agreements have severance and change of control provisions applicable to the named executive officers:

•                  Under our current Long-Term Incentive Plan, a named executive officer is entitled to his or her performance share awards pro-rated to the date of termination, if the officer is terminated due to death or disability or in connection with a change of control.  The performance shares are paid as the awards vest pursuant to the plan’s terms.

•                  Under our SEDCRP, unvested Company SEDCRP contributions fully vest upon a termination of employment due to death or disability.  These amounts are paid annually over 5 years or in lump sum if the total amount is $100,000 or less.

•                  Under the individual agreements governing the restricted stock awards of Messrs. Barbas, Gillen, McCabe and Stephenson, unvested restricted stock awards fully vest upon termination of employment due to death or disability or in connection with a change of control.

•                  Under our Management Stock Incentive Plan (“MSIP”), unvested MSIP awards fully vest upon termination of employment due to death or in connection with a change of control.  These awards are paid in a lump sum.  Pursuant to a letter agreement, Mr. Meyer’s MSIP awards are conditioned on his complying with confidentiality and non-disclosure covenants and his not competing with us in certain geographic areas during his employment and, if he voluntarily terminates his employment or his employment is terminated by us for cause, for two years after his termination.

•                  Upon his termination of employment for any reason, Mr. Meyer is entitled to lifetime Company paid health insurance coverage for himself and his dependants under the Company’s Executive Healthcare Plan and to payments based on his accrued benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”).

•                  Upon termination of employment for any reason, each named executive officer is entitled to his or her vested benefits under the SEDCRP and Pension Restoration Plan.

The following table sets forth a summary of the types of post-employment payments and benefits discussed generally above that named executive officers (other than Ms. Cramblit) would be entitled to, as applicable, under various scenarios if their employment with the Company were terminated.

Types of Potential Post-Employment Payments

Benefit	Voluntary Termination	For Cause Termination	Termination Due To Death	Termination Due To Disability	Without Cause Termination	Change of Control and Subsequent Termination (1)
Cash Severance
Annual Base Salary and Target EICP Award	None	None	None	None	1X	CEO 3X Officers 2X
Additional Target EICP Award	None	None	None	None	None	Pro Rata
Perquisite Allowance	None	None	None	None	None	CEO 3X Officers 2X

Equity and Non-Equity Awards
Restricted Stock	Forfeited	Forfeited	Vests	Vests	Forfeited	Vests
LTIP	Forfeited	Forfeited	Pro Rata	Pro Rata	Forfeited	Pro Rata
Management Stock Incentive Plan	Forfeited	Forfeited	Vests	Forfeited	Forfeited	Vests

Benefit	Voluntary Termination	For Cause Termination	Termination Due To Death	Termination Due To Disability	Without Cause Termination	Change of Control and Subsequent Termination (1)
Retirement Benefits
SEDCRP	If Vested	If Vested	Vests	Vests	If Vested	CEO 3X Officers 2X
Executive Healthcare Plan	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits
SERP	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits

Other Benefits
Health Insurance Premium Payments	None	None	None	None	12 months	CEO 36 months Officers 24 months
Outplacement Services	None	None	None	None	6 Months	6 Months
Tax Gross-Ups	None	None	None	None	None	Excess Parachute

(1)   The subsequent termination must be without cause and not due to death or disability to receive the compensation and benefits under this column.

The following table sets forth in detail the value of all post-employment payments and benefits (not generally available to all Company employees) that each named executive officer (other than Ms. Cramblit) would have been entitled to receive, on a per compensation item basis, assuming that the named executive officer was terminated on December 31, 2007, and based on the closing market price of Company common stock on that date of $29.65 per share.

Value of Potential Post-Employment Payments – December 31, 2007

Benefit	Voluntary Termination	For Cause Termination	Termination Due to Death	Termination Due to Disability	Termination Without Cause	Change in Control and Subsequent Termination(6)
Annual Salary and Target EICP Award
Paul M. Barbas	$0	$0	$0	$0	$1,012,385	$2,544,000
John J. Gillen	$0	$0	$0	$0	$804,497	$1,063,200
Daniel J. McCabe	$0	$0	$0	$0	$382,093	$648,000
Arthur G. Meyer	$0	$0	$0	$0	$362,241	$637,740
Gary G. Stephenson	$0	$0	$0	$0	$669,418	$861,000
Additional Pro-Rated Target EICP Award
Paul M. Barbas	$0	$0	$0	$0	$0	$318,000
John J. Gillen	$0	$0	$0	$0	$0	$177,200
Daniel J. McCabe	$0	$0	$0	$0	$0	$84,000
Arthur G. Meyer	$0	$0	$0	$0	$0	$82,670
Gary G. Stephenson	$0	$0	$0	$0	$0	$143,500
Perquisite Allowance
Paul M. Barbas	$0	$0	$0	$0	$0	$60,000
John J. Gillen	$0	$0	$0	$0	$0	$40,000
Daniel J. McCabe	$0	$0	$0	$0	$0	$40,000
Arthur G. Meyer	$0	$0	$0	$0	$0	$40,000
Gary G. Stephenson	$0	$0	$0	$0	$0	$40,000
Restricted Stock Awards (1)
Paul M. Barbas	$0	$0	$563,350	$563,350	$0	$563,350
John J. Gillen	$0	$0	$338,010	$338,010	$0	$338,010
Daniel J. McCabe	$0	$0	$59,300	$59,300	$0	$59,300
Arthur G. Meyer	$0	$0	$0	$0	$0	$0
Gary G. Stephenson	$0	$0	$237,200	$237,200	$0	$237,200

Benefit	Voluntary Termination	For Cause Termination	Termination Due to Death	Termination Due to Disability	Termination Without Cause	Change in Control and Subsequent Termination(6)
LTIP Awards (1)(2)
Paul M. Barbas	$0	$0	$218,343	$218,343	$0	$218,343
John J. Gillen	$0	$0	$148,225	$148,225	$0	$148,225
Daniel J. McCabe	$0	$0	$45,631	$45,631	$0	$45,631
Arthur G. Meyer	$0	$0	$58,608	$58,608	$0	$58,608
Gary G. Stephenson	$0	$0	$91,648	$91,648	$0	$91,648
Management Stock Incentive Plan Awards
Paul M. Barbas	$0	$0	$0	$0	$0	$0
John J. Gillen	$0	$0	$0	$0	$0	$0
Daniel J. McCabe	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$0	$0	$201,531	$0	$0	$201,531
Gary G. Stephenson	$0	$0	$0	$0	$0	$0
Supplemental Executive Defined Contribution Retirement Plan
Paul M. Barbas	$0	$0	$119,550	$119,550	$0	$358,650
John J. Gillen	$0	$0	$122,133	$122,133	$0	$244,266
Daniel J. McCabe	$0	$0	$16,064	$16,064	$0	$32,128
Arthur G. Meyer	$39,718	$39,718	$39,718	$39,718	$39,718	$79,437
Gary G. Stephenson	$0	$0	$78,513	$78,513	$0	$157,026
Executive Healthcare Plan (3)
Paul M. Barbas	$0	$0	$0	$0	$0	$0
John J. Gillen	$0	$0	$0	$0	$0	$0
Daniel J. McCabe	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$247,320	$247,320	$247,320	$247,320	$247,320	$247,320
Gary G. Stephenson	$0	$0	$0	$0	$0	$0
Supplemental Executive Retirement Plan
Paul M. Barbas	$0	$0	$0	$0	$0	$0
John J. Gillen	$0	$0	$0	$0	$0	$0
Daniel J. McCabe	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$563,782	$563,782	$563,782	$563,782	$563,782	$563,782
Gary G. Stephenson	$0	$0	$0	$0	$0	$0
Health Insurance Premium Payments (4)
Paul M. Barbas	$0	$0	$0	$0	$9,600	$28,800
John J. Gillen	$0	$0	$0	$0	$9,600	$19,200
Daniel J. McCabe	$0	$0	$0	$0	$9,600	$19,200
Arthur G. Meyer	$0	$0	$0	$0	$9,600	$19,200
Gary G. Stephenson	$0	$0	$0	$0	$9,600	$19,200
Outplacement Services
Paul M. Barbas	$0	$0	$0	$0	$8,000	$8,000
John J. Gillen	$0	$0	$0	$0	$8,000	$8,000
Daniel J. McCabe	$0	$0	$0	$0	$8,000	$8,000
Arthur G. Meyer	$0	$0	$0	$0	$8,000	$8,000
Gary G. Stephenson	$0	$0	$0	$0	$8,000	$8,000
Excise Tax Gross-Ups – Section 280G (1)(5)
Paul M. Barbas	$0	$0	$0	$0	$0	$1,972,409
John J. Gillen	$0	$0	$0	$0	$0	$0
Daniel J. McCabe	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$0	$0	$0	$0	$0	$817,607
Gary G. Stephenson	$0	$0	$0	$0	$0	$0
Total
Paul M. Barbas	$0	$0	$901,243	$901,243	$1,029,985	$6,071,552
John J. Gillen	$0	$0	$608,368	$608,368	$822,097	$2,038,101
Daniel J. McCabe	$0	$0	$120,995	$120,995	$399,693	$936,259
Arthur G. Meyer	$850,820	$850,820	$1,110,959	$909,428	$1,230,661	$2,755,895
Gary G. Stephenson	$0	$0	$407,361	$407,361	$687,018	$1,557,574
TOTAL	$850,820	$850,820	$3,148,926	$2,947,395	$4,169,454	$13,359,381

(1)          The Excise Tax Gross-Ups - Section 280G amounts listed in this table presume a cash liquidation of restricted stock and LTIP awards versus a conversion of such equity into a similar holding in a successor entity.

(2)          The LTIP Awards amounts assume performance at threshold under the Company’s LTIP plan.

(3)          The Executive Healthcare Plan amounts assume a payment amount of $800 per month, increased 10% each year for an actuarial life expectancy of 25 years, and then discounted to December 31, 2007 at 6% per year.

(4)          The Health Insurance Premium Payments amounts assume the Company’s monthly health insurance premium payment for all employees of $800 for 2008, which could be increased or decreased in the future.

(5)          Executive officers who receive benefits within the change of control provisions under the Severance Pay and Change of Control Plan are subject to non-solicitation and other restrictive covenants.  Since the Company expects to enforce these restrictive covenants in a change of control setting, the magnitude of the excise taxes and resulting gross-up amounts may be reduced under Section 280G.  The Excise Tax Gross-Ups – Section 280G amounts listed in this table were calculated in accordance with Section 280G of the Internal Revenue Code of 1986, as amended, and assume maximum federal, state and local marginal tax rates.

(6)          The subsequent termination must be without cause and not due to death or disability to receive the compensation and benefits under this column.

In connection with her resignation from the Company in October 2007, Ms. Cramblit received, or is entitled to receive, the following in accordance with the terms of our Severance Plan:  (i) her 2007 annual base salary rate of $270,000; (ii) her target EICP cash award of $108,000; (iii) six months of Company-paid outplacement services, valued in the aggregate at $8,000; and (iv) 12 months of payment by the Company of the monthly health insurance premium that the Company pays for all active employees ($740 per month for 2007 and $800 per month for 2008), to the extent that she is not covered by another employer’s health insurance plan.  Ms. Cramblit signed a release agreeing to the confidentiality, non-disparagement and non-solicitation covenants required under the Severance Plan and noted above.  In addition, Ms. Cramblit agreed to cooperate with, and make herself available to, the Company (at the Company’s expense) until October 2008 and was paid a discretionary severance payment of $100,000.  The aggregate amount of the foregoing severance benefits paid or payable to Ms. Cramblit in connection with her resignation from the Company is $495,600.  Ms. Cramblit is also entitled to payment of her vested benefits under the SEDCRP.  This SEDCRP amount is payable six months after her termination date and is based on the market value of her SEDCRP account on the payment date.  The market value of Ms. Cramblit’s SEDCRP account as of December 31, 2007 was $21,624.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a written policy with respect to the review, approval and ratification of “related person transactions.” This policy applies to any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which (i) the aggregate amount involved will or may be expected to exceed $75,000 in any fiscal year; (ii) we are a participant and (iii) any “related person” (defined as a director, director nominee, an executive officer, someone who owns more than 5% of our common shares, or an immediate family member of any of the foregoing persons, with certain exceptions) has or will have a direct or indirect interest.  Under the policy, our Governance Counsel will determine whether a transaction meets the definition of a related person transaction that will require review by the Audit Committee.  The Audit Committee will review all related person transactions referred to it and, based on the relevant facts and circumstances, will decide whether or not to approve such transactions.  Only those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders will be approved.  If we become aware of an existing related person transaction that was not approved under this policy, the matter will be referred to the Audit Committee and it will evaluate all options available, including ratification, amendment or termination of the transaction.

We have determined that, under the policy, the following types of transactions will be deemed to be pre-approved: (i) employment of an executive officer if the related compensation is required to be reported in our proxy statement; (ii) employment of an executive officer if he or she is not an immediate family member of another executive officer or director of ours, the related compensation would have been reported in our proxy statement if he or she was a “named executive officer” and our Compensation Committee approved (or recommended that the Board approve) such compensation; (iii) compensation paid to a director if the compensation is required to be reported in our proxy statement; (iv) any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro-rated basis; (v) any transaction involving competitive bids; (vi) any transaction in which the rates or charges incurred are subject to governmental regulation and (vii) any transaction involving bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

The Company is not aware of any transaction or series of transactions involving any of our directors, executive officers or security holders who are known to us to own of record or beneficially more than five percent of our common securities, or any member of the immediate family of such director, executive officer or security holder, that is required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as an independent and objective committee to provide oversight of our financial accounting and reporting processes, system of internal controls and compliance with laws and regulations.  The Audit Committee is governed by a written charter that has been approved and adopted by the Board of Directors.

The Audit Committee of our Board of Directors is currently comprised of five independent directors.  The Board has determined that each member of the Audit Committee is an “independent director” as defined in Section 303A.02 of the New York Stock Exchange (“NYSE”) listing standards and meets the independence requirements contained in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.  In addition, the Board of Directors has determined that each member of the Audit Committee meets the NYSE standards of financial literacy.  Moreover, in accordance with the listing standards of the NYSE, the Board of Directors has determined that at least two members of the Audit Committee have accounting or related financial management experience and that Mr. Harder and Ms. Graham meet the definition of an “audit committee financial expert” based on the criteria set forth under Securities and Exchange Commission (“SEC”) rules and are “independent” under applicable NYSE listing standards and SEC rules.

Pursuant to Section 303A.07 of the NYSE listing standards and the Charter of the Audit Committee, no director may serve as a member of the Audit Committee if he or she serves on the audit committees of more than three other public companies, unless the Board of Directors determines that such simultaneous service would not impair such director’s ability to serve effectively on the Audit Committee.  We have determined that each member of the Audit Committee is in compliance with this NYSE listing standard and the Audit Committee Charter.

Our management has primary responsibility for our reporting process and for preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  Our independent auditors, KPMG LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee reviewed the audited financial statements and had discussions with management and KPMG LLP.  Additionally, the Audit Committee held discussions with KPMG LLP on matters required by Statement on Auditing Standards No. 61.  The Audit Committee received from KPMG LLP written disclosure and a letter regarding its independence as required by Independence Standards Board Standard No. 1.  This information was discussed with KPMG LLP.

Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2007, be included in the DPL Inc. Annual Report on Form 10-K for fiscal year ended December 31, 2007.

This Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

DPL Inc. Audit Committee

Glenn E. Harder, Chair
Barbara S. Graham, Vice Chair
Frank F. Gallaher
W August Hillenbrand
Ned J. Sifferlen

PROPOSAL 2

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed the firm of KPMG LLP, independent accountants, to be our independent auditors for the fiscal year ending December 31, 2008.  Although not required by law, the Board believes it is appropriate to seek shareholder ratification of this appointment.  If ratification is not obtained, the Audit Committee intends to continue the employment of KPMG LLP at least through the end of the fiscal year ending December 31, 2008, but will seriously consider shareholder input for future appointments.

A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions from shareholders.

Before making its recommendation to the Board for appointment of KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as independent auditors for us, which included a review of KPMG LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing.  The Audit Committee expressed satisfaction with KPMG LLP in these respects.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Audit and Non-Audit Fees

                The following table presents the aggregate fees billed for professional services rendered to us by KPMG LLP, our principal accountant, for 2007 and 2006.  Other than as set forth below, no professional services were rendered or fees billed by KPMG LLP during 2007 or 2006.  The Audit Committee approved the services and fees set forth below.

KPMG LLP	Fees Invoiced 2007	Fees Invoiced 2006
Audit Fees (1)	$1,211,577	$1,762,728
Audit-Related Fees (2)	$96,799	$147,030
Tax Fees	—	—
All Other Fees	—	—
Total	$1,308,376	$1,909,758

(1)	Audit fees relate to professional services rendered for the audit of our annual financial statements and the reviews of our quarterly financial statements.
(2)	Audit-related fees relate to services rendered to us for assurance and related services.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended.  The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors.  The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level.  Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee.  In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.  The Audit

Committee may form and delegate to a subcommittee consisting of one or more of its independent members its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL 3

SHAREHOLDER PROPOSAL

ON

DISSOLUTION OF DPL INC. AND NON-UTILITY SUBSIDIARIES

The following shareholder proposal was submitted by Donald Moberly (the “Proponent”), as the beneficial owner of 10,800 shares of the Company’s common stock, with an address of 1308 Fairway Court, Miamisburg, Ohio 45342-3320.  If the Proponent, or a representative of the Proponent who is qualified under Ohio law, is present at the Annual Meeting and submits such proposal for a vote, then the proposal will be voted on at the Annual Meeting.  In accordance with federal securities regulations, we have included the shareholder proposal exactly as submitted by the Proponent.  The Proponent’s supporting statement for his proposal was included as part of his proposal letter, so we have included the full text of the proposal and supporting statement together below.  To ensure that readers can easily distinguish between material provided by the Proponent and material provided by the Company, material provided by the Proponent is shown in italics.

Shareholder Proposal and Supporting Statement:

We should dissolve all of the sub companies within our company and go back to being Dayton Power and Light Co.

The subcompanies came about during the Forester era as a play to divert funds (profits) from the IRS and our shareholders.

These include DP&L Inc., M.V.E., DP&L Energy, DP&L Finance, DP&L Energy Resources, Valley Partners and others I don’t know about.

Our board must accept the responsibility of representing the shareholders instead of making the executives wealthy. (i.e.) Mr. Biggs ½ million dollar bonus plus 100% pay raise retroactive to January 1 of the previous year.

We the owners of the company demand a fair share of the profits

THE BOARD RECOMMENDS A VOTE “AGAINST” THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

The Board believes the current corporate structure where DPL Inc. serves as a holding company for the wholly-owned utility and other non-utility subsidiaries is both an effective and efficient manner in which to operate.

If the Company were to implement the proposal, it would result in the violation of Ohio law.  One of the subsidiaries requested to be dissolved is DPL Energy Resources, Inc., a wholly-owned subsidiary of DPL Inc. which sells retail electric energy under contract to major industrial and commercial customers in West Central Ohio.  Ohio law requires DPL Energy Resources, Inc. to be separate from The Dayton Power and Light Company.  Specifically, Ohio Revised Code Section 4928.17 states generally that no utility may be in the business of supplying a product or service other than a noncompetitive retail electric service, unless the utility implements and operates under a corporate separation that is approved by the public utilities commission.  The Company is currently in the business of supplying both noncompetitive retail electric service and other non-utility services.  The Public Utilities Commission of Ohio has approved The Dayton Power and Light Company’s Corporate Separation Plan which structures DPL Energy Resources, Inc. as a subsidiary of DPL Inc.  If DPL Inc. were to dissolve DPL Energy Resources, Inc. or merge it into one corporate entity, the Company would no longer be in compliance with Ohio Revised Code Section 4928.17 and would no longer be able to continue to supply competitive retail electric service to major commercial and industrial customers.

The Board believes the balance of the proposal serving as a supporting statement is materially false and misleading.  The allegation that the subsidiaries were created to divert funds from the Internal Revenue Service and the Company’s shareholders is a gross misstatement and completely without merit.  The Company’s subsidiaries are organized to reflect the discrete business areas in which the Company operates:  the operation of peaking generation facilities, the sale of retail electric energy, insurance, street lighting services, and investments and financing.  The Company’s principal subsidiary is The Dayton Power and Light Company, an Ohio corporation created in 1911.  DPL Inc.’s other significant subsidiaries (all of which are wholly-owned) include DPL Energy, LLC, which engages in the operation of peaking generation facilities, DPL Energy Resources, Inc., which sells competitive retail electric service under contract to major industrial and commercial customers in West Central Ohio, M.V.E., Inc., which was previously responsible for managing the Company’s financial asset portfolio, Miami Valley Insurance Company, a Vermont captive insurance company, which provides insurance services to DPL Inc. and its subsidiaries, and Miami Valley Lighting, LLC, which provides street lighting services to just under 150 municipalities throughout West Central Ohio.  The Dayton Power and Light Company has one significant subsidiary, DPL Finance Company, Inc., a wholly-owned subsidiary that provides financing opportunities to DPL Inc. and its affiliated companies.  The current corporate structure is efficient from a U.S. tax standpoint, since the subsidiaries file a consolidated return that generally provides equally efficient tax treatment without requiring the Company to sacrifice the liability protection and other benefits that result from maintaining the subsidiaries as separate entities.  “Valley Partners,” one of the subsidiaries the proposal contemplates being dissolved, is not affiliated in any way or manner with DPL Inc. or any subsidiary of DPL Inc.  Since the Company has no ownership interest in Valley Partners, the Company would not be able to dissolve Valley Partners if the proposal was passed.

The claim that the Board of the Company is focused on making the Company’s executives wealthy is wholly without merit.  The Company uses the 50th percentile of select energy companies as its initial reference for determining targets for the key elements of individual executive officer compensation.  The Company then considers several factors, including the experience and tenure of its executive officers, their individual contributions to the Company and potential for future contributions, the need for retention, and competitive pressures in the marketplace for the skill set and experience of a particular executive officer.  The Company believes that it has established an appropriate and effective compensation program which links executive pay to performance while keeping the Company competitive with its peers.  In addition, the Company has consistently increased its dividend over the past year.  In 2007 the Board voted twice to increase the Company’s dividend on its common stock.  On February 1, 2007, the Board authorized a 4% dividend increase on DPL Inc.’s common stock, raising the annual dividend on common shares from $1.00 per share to $1.04 per share.  These dividends were paid in each quarter during 2007.  On December 13, 2007, the Board authorized a 6% dividend increase on DPL Inc.’s common stock, raising the annual dividend on common shares from $1.04 per share to $1.10 per share.  These dividends are expected to be paid each quarter during 2008.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.  PROXIES SOLICITED BY THE BOARD WILL BE VOTED “AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS A SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY.

SHAREHOLDER PROPOSALS

A proposal by a shareholder intended for inclusion in our proxy materials for the 2009 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 1065 Woodman Drive, Dayton, Ohio 45432, Attn:  Corporate Secretary, on or before November 12, 2008, in order to be considered for such inclusion.  Shareholder nominations of persons for election as directors that are intended to be submitted at the 2009 Annual Meeting of Shareholders outside of the framework of Rule 14a-8 will be considered untimely if not received by us at the above address in accordance with the advance notice provisions of our Regulations, which are available on our website at www.dplinc.com or in print to any shareholder who requests a copy from us.  Under this advance notice provision, shareholder nominations of persons for election as directors must be received by us not less than 50 days before the meeting date, except that if less than 60 days’ notice or public disclosure of the meeting date is given or made to shareholders, then shareholder nominations will be considered untimely if not received by us by the 10th business day after notice of the meeting is made.  Any other shareholder proposals that are intended to be submitted at the 2009 Annual Meeting of Shareholders outside of the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before January 25, 2009.  If we do not receive notice of the matter by that date, the Proxy Committee will vote on the matter, if presented at the meeting, in its discretion.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our 2007 Annual Report, which incorporates our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including audited financial statements set forth therein, was sent to all our shareholders with the Notice of Annual Meeting of Shareholders and this Proxy Statement on or about March 12, 2008.  Additional copies of these documents may be obtained without charge by sending a written request to DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432, Attention:  Corporate Secretary.

OTHER BUSINESS

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting.  However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

By order of the Board of Directors,

GLENN E. HARDER
Non-Executive Chairman

Date:  March 12, 2008

1065 WOODMAN DRIVE
DAYTON, OH 45432

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by DPL Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to DPL Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU VOTE BY PHONE OR VIA THE INTERNET, YOU DO NOT NEED TO MAIL IN YOUR PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DPLIN1		KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

Vote on Directors			For	Withhold	For All
1. Election of Directors:			All	All	Except
Nominees:	01)	Paul M. Barbas
	02)	Barbara S. Graham
	03)	Glenn E. Harder	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS.		For	Against	Abstain

2.	Ratification of KPMG LLP as independent auditors.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL TO DISSOLVE DPL INC. AND OTHER NON-UTILITY SUBSIDIARIES.

3.	Shareholder proposal to dissolve DPL Inc. and other non-utility subsidiaries.	☐	☐	☐

For address changes, please check this box and write them on the back where indicated. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

		Yes	No

Please indicate if you plan to attend the annual meeting		☐	☐

OTHER MATTERS:

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting Admission Ticket

You should present this admission ticket in order to gain admittance to the 2008 Annual Meeting of Shareholders. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trustee, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank, or nominee confirming your beneficial ownership of the shares as of the record date.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 23, 2008: The Proxy Statement and our Annual Report for 2007 are available at www.proxyvote.com.

DPL INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 23, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert D. Biggs, W  August Hillenbrand, and Ned J. Sifferlen, and each or either of them, with full power of substitution, as his or her true and lawful agents and proxies (the “Proxy Committee”) to represent the undersigned at the Annual Meeting of Shareholders of DPL Inc. (“DPL”) to be held at the Ponitz Sinclair Center, Sinclair Community College-Building 12, 444 West Third Street, Dayton, Ohio 45402 on April 23, 2008 at 10:00 A.M. Eastern Time, and at any adjournments or postponements thereof, and authorizes said Proxy Committee to vote all shares of DPL shown on the other side of this card with all the powers the undersigned would possess if personally thereat.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NAMED DIRECTOR NOMINEES, “FOR” THE RATIFICATION OF THE INDEPENDENT AUDITORS, AND “AGAINST” THE SHAREHOLDER PROPOSAL TO DISSOLVE DPL INC. AND OTHER NON-UTILITY SUBSIDIARIES. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF DPL SOLICITING PROXIES FOR THE 2008 ANNUAL MEETING.

All previous proxies given by the undersigned to vote at the 2008 Annual Meeting or at any adjournment or postponement thereof are hereby revoked.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)